Exhibit 10.2

Revenue Participation Right

Purchase and Sale Agreement

By and Between

s

and

Perceptive Credit Holdings IV, LP

Dated as of August 9, 2024

i

ii

Index of Exhibits

Exhibit A:	PaymentInstructions

Exhibit B:	Form of Bill of Sale

Exhibit C:	Permitted Intercompany Agreements

Exhibit D:	Products

Exhibit E:	Form of Secretary’s Certificate

iii

REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT

This REVENUE PARTICIPATION RIGHT PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 9, 2024 (the “Effective Date”), is made and entered into by and between Perceptive Credit Holdings IV, LP, a Delaware limited partnership (the “Buyer”) and scPharmaceuticals Inc., a Delaware corporation (the “Seller”).

W I T N E S S E T H:

WHEREAS, the Seller is in the business of, among other things, conducting Product Commercialization and Development Activities; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right and receive the Revenue Payments from the Seller, and the Seller desires to sell the Revenue Participation Right and make the Revenue Payments to the Buyer, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Administrative Agent” is defined in the definition of “Credit Agreement”.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to the Buyer, an “Affiliate” shall include any Related Fund of the Buyer.

“Agreement” is defined in the preamble.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, (i) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar laws enacted in the United States, the United Kingdom, the European Union, or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Tiered Percentage” means, for each Calendar Quarter during a Calendar Year, a percentage based on the level of Net Sales in such Calendar Year, as set forth below:

Payment Tiers based on Annual Net Sales	Applicable Tiered Percentages
Portion of Net Sales in the Calendar Year less than or equal to $150,000,000	8.00%
Portion of Net Sales in the Calendar Year exceeding $150,000,000 and less than or equal to $300,000,000	3.00%
Portion of Net Sales in the Calendar Year in excess of $300,000,000	1.00%

provided that (i) if the Buyer has not received Revenue Payments totaling, in the aggregate, 50% of the Purchase Price (the “First Adjustment Threshold”) on or before June 30, 2028, then each of the percentages set forth above shall be increased by 4.00% and, in addition, (ii) if the Buyer has not received Revenue Payments totaling, in the aggregate, 100% of the Purchase Price (the “Second Adjustment Threshold”) on or before June 30, 2030, then each of the then-applicable percentages set forth above (after giving effect to clause (i) hereof, if applicable) shall be increased (or further increased, as the case may be) by 4.00%.

“Arm’s Length Transaction” means, with respect to any transaction, the terms of such transaction shall not be less favorable to the Seller or any of its Affiliates than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party and not an Affiliate.

“Audit Arbitrator” is defined in Section 7.4(d).

“Back-Up Security Interest” is defined in Section 2.3.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close and are open for general business in New York City.

“Buy-Out Price” means an amount equal to (i) the product of (x) the Purchase Price and (y) the applicable percentage set forth below based on the date the Put/Call Exercise Date occurs, less (ii) the amount of Revenue Payments paid to the Buyer as of the time of payment of the Buy-Out Price:

Put/Call Exercise Date	Applicable Percentage
The Put/Call Exercise Date occurs on or prior to September 30, 2026	140%
The Put/Call Exercise Date occurs after September 30, 2026 and on or prior to September 30, 2027	160%
The Put/Call Exercise Date occurs after September 30, 2027 and on or prior to September 30, 2029	180%
The Put/Call Exercise Date occurs after September 30, 2029	200%

For avoidance of doubt, if the Put/Call Exercise Date is after June 30, 2026, the specified percentages based on the Purchase Price will be in accordance with the Hard Cap Percentage (defined below).

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York City time on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 of any year.

“Call Option” is defined in Section 7.3(d).

“Call Option Closing Date” is defined in Section 7.3(d).

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property by such Person as lessee, which obligations are required to be classified and accounted for as a capitalized lease or finance lease on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means an event or series of events:

(a) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any employee pension benefit plan under applicable Laws of the United States) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Seller entitled to vote for members of the Board of the Seller on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b) as a result of which, during any period of twelve (12) consecutive months, a majority of the members of the Board of the Seller cease to be composed of individuals (i) who were members of such Board on the first day of such period, (ii) who were elected, appointed or nominated to such Board, or whose election, appointment or nomination to such Board was approved, by individuals referred to in clause (i) above constituting at the time of such election, appointment, nomination or approval at least a majority of such Board or equivalent governing body or (iii) who were elected, appointed or nominated to such Board, or whose election, appointment or nomination to such Board was approved, by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment, nomination or approval at least a majority of such Board;

(c) that results in the sale of all or substantially all of the assets or businesses of the Seller and its Affiliates, taken as a whole; or

(d) except to the extent permitted by this Agreement, that results in the Seller’s failure to own, directly or indirectly, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each of its Subsidiaries which hold any Royalty Collateral.

“Claims” means (and includes) any claim, demand, complaint, investigation, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Collaboration Partner” means any of the Seller’s or its Affiliates’ licensees or licensors or any other third party with which the Seller or any of its Affiliates has entered into a Contract that relates to the Product Commercialization and Development Activities of the Seller or any of its Affiliates.

“Commercial Updates” means a summary of material updates with respect to the Related Parties’ for the conduct of Product Commercialization and Development Activities.

“Commercialize” shall mean to engage in Product Commercialization and Development Activities.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by the Seller and its Affiliates with respect to any objective, such reasonable and diligent efforts to accomplish such objective as a biopharmaceutical enterprise of a comparable size and product portfolio would normally use to accomplish a similar objective under similar circumstances, measured by the facts and circumstances existing at the time such efforts are due. It is understood and agreed that the Product Commercialization and Development Activities by the Seller and its Affiliates, such efforts shall be substantially equivalent to those efforts and resources commonly used by a recently commercial stage biopharmaceutical enterprise for pharmaceutical products owned by it, which product is at a similar stage in its product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product and the profitability of the product (excluding the amounts payable to the Buyer pursuant to this Agreement).

“Confidential Information” is defined in Section 9.1.

“Contract Manufacturing Agreement” means any agreement or arrangement between the Seller or any of its Affiliates and any Third Party for the manufacture of a product, including bulk drug product, bulk drug substance and finished product.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means, whether registered or unregistered, all copyrights (including with respect to published and unpublished works of authorship, software, website and mobile content, data, databases and other compilations of information), copyright registrations and applications for copyright registrations, including all renewals, restorations, reversions and extensions thereof, moral rights, common law rights and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” means that certain Credit Agreement and Guaranty, dated as of the Effective Date, by and between the Seller, certain Subsidiaries of the Seller required to provide Guarantees from time to time thereunder, the lenders from time to time party thereto and Perceptive Credit Holdings IV, LP, as administrative agent for the lenders (together with any successors, assigns or other agents in such capacity, the “Administrative Agent”) including any refinancing or replacement thereof (so long as such (i) such transaction is subject to an Intercreditor Agreement, (ii) the aggregate principal amount of indebtedness thereunder shall not exceed the Senior Debt Cap, and (iii) no Put Option Event shall have occurred and be continuing or would result therefrom), as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of country- or territory-wide Sanctions.

“Disclosing Party” is defined in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security, Contract or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (i) matures or is mandatorily redeemable or requires such Person to use efforts to redeem such Equity Interests (in each case, other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for (x) Qualified Equity Interests and (y) cash in lieu of fractional shares), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests.

“Dollars” and “$” means lawful money of the United States of America.

“Effective Date” is defined in the preamble.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Effective Date, and in each case, however classified or designated and whether voting or non-voting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Asset” means:

(a) any property or assets (excluding any Material Agreement) the grant of a security interest therein (i) is prohibited by applicable Law or (ii) requires the consent, approval or waiver of any Governmental Authority (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC of any relevant jurisdiction or any other applicable Law); and

(b) any “intent-to-use” trademark or service mark application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of an “Amendment to Allege Use” or a “Statement of Use” pursuant to Sections 1(c) or 1(d) of the Lanham Act, to the extent that, and during the period in which, the grant of such security interest therein would impair the validity or enforceability of, render void or voidable, or result in the cancellation of, such “intent-to-use” trademark or service mark application under applicable federal Law;

provided that “Excluded Assets” shall not include any Proceeds, products, substitutions or replacements of any Excluded Assets unless such Proceeds, products, substitutions or replacements themselves constitute “Excluded Assets” and to the extent any asset or item of property of the Seller or any of its Affiliates that, but for this defined term and its use herein, would otherwise constitute Royalty Collateral ceases to qualify as an Excluded Asset, it shall automatically cease to be an “Excluded Asset” for purposes hereof and shall be included as Royalty Collateral, unless otherwise provided herein.

“Existing Contract Manufacturing Agreement” has the meaning set forth in Section 4.8.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (or any successor thereto), as amended from time to time, and the rules and regulations issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“First Adjustment Threshold” has the meaning set forth in the definition of “Applicable Tiered Percentage”.

“First Milestone Purchase Price” means ten million dollars ($10,000,000).

“Funding Date” means the date on which any of the Upfront Purchase Price, the First Milestone Purchase Price or the Second Milestone Purchase Price are paid pursuant to the terms and subject to the conditions hereof.

“FUROSCIX” means the Product further described on Exhibit D attached hereto, together with any improvements or modifications thereto or combinations thereof, including any current or future pharmaceutical or biological Product (including any Product in development or that may be developed), that is derivative of or includes the Product further described on Exhibit D or the subcutaneous delivery of a formulation of furosemide or chemical variants (e.g., radioisomers, enantiomers, esters, salt forms, anhydrides, hydrates, polymorphs, metabolites) of furosemide.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 3.3(f).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, listing, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, in connection with any Law or otherwise, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, in each case, whether U.S. or non-U.S, including the FDA and any other agency, branch or other governmental body that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws or issue or approve any Governmental Approval under or in connection with any such Healthcare Laws.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such primary obligations or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such primary obligations of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligations, (iv) as an account party in respect of any letter of credit or letter of guaranty (including any bank guarantee) issued to support such primary obligations, or (v) entered into for the purpose of assuring in any other manner the obligee in respect of such primary obligations of the payment or performance thereof or to protect such obligee against Loss in respect thereof (in whole or in part). The amount of any Guarantee of any guarantor shall be deemed to be equal to the lower of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Seller in good faith.

“Hard Cap” means an amount equal to the product of (i) the Purchase Price and (ii) the applicable Hard Cap Percentage.

“Hard Cap Percentage” means initially, 200%; provided that such percentage shall be automatically reduced as of the time of the occurrence of the events set forth below:

(a) (i) If on or before September 30, 2029, the Buyer has received Revenue Payments in an aggregate amount at least equal to 100% of the Purchase Price, but (ii) on or before September 30, 2027, the Buyer did not receive Revenue Payments in an aggregate amount at least equal to 50% of the Purchase Price, then the Hard Cap Percentage shall be automatically reduced to 180%.

(b) If on or before September 30, 2027, the Buyer has received Revenue Payments in an aggregate amount at least equal to 50% of the Purchase Price, then the Hard Cap Percentage shall be automatically reduced to 160%.

“Healthcare Laws” means, collectively, the FD&C Act, the Federal Anti-Kickback Statute, the federal False Claims Act, and all Laws applicable to the coverage of prescription drugs pursuant to the Medicare and Medicaid programs, the TRICARE Program, and federal employee health benefit plans; and all rules and regulations promulgated under or pursuant to any of the foregoing, including any state and non-U.S. equivalents.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 for allowance to initiate human clinical trials in the United States, including all amendments that may be submitted with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (xiii) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business and (xiv) any Disqualified Equity Interests of or issued by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“Indications and Usage” means the section of the FDA-approved labeling for a drug product that states such drug is indicated for the treatment, prevention, mitigation, cure, or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, as set forth in 21 C.F.R. Section 201.57(c)(2).

“In-License” means any (i) in-license or (ii) settlement agreement or other similar agreement or arrangement, in each case of (i) and (ii), between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates obtain an in-license or a covenant not to sue or similar grant of rights under any Patents or other Intellectual Property owned or controlled by such Third Party that are necessary for the Product Commercialization and Development Activities of the Seller and its Affiliates.

“Insolvency Event” means the occurrence of any of the following:

(a) the Seller fails to be Solvent;

(b) the Seller commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);

(c) the Seller voluntarily institutes any proceeding seeking to adjudicate it as not Solvent, or seeking liquidation, dissolution, winding-up, reorganization, examinership, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, examinership, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(d) the Seller applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, examiner, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

(e) The Seller takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in the definition of “Insolvency Event”, or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(f) Any involuntary petition is filed, involuntary application made or other proceeding instituted against or in respect of the Seller:

(i) seeking to adjudicate it as not Solvent;

(ii) seeking a receiving order against it;

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, examinership stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, examiner sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Seller thereunder in the interim, such grace period will cease to apply; provided, further, that if the Seller files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(g) any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in the definition of “Insolvency Event”.

“Intellectual Property” means all intellectual property or proprietary rights anywhere in the world, including any rights in or to Patents, Trademarks, Copyrights and Technical Information, in each case, whether registered or not, U.S. or non-U.S., including, without limitation, all of the following:

(a) applications, registrations amendments and extensions relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intellectual Property Updates” means an updated list of the Intellectual Property of the Seller or any of its Affiliates that relates to the Product or the Product Commercialization and Development Activities of the Seller or any of its Affiliates and identifying any newly issued or filed, amended or supplemented, or any abandonments or other termination of prosecution of any, Intellectual Property.

“Intercompany Agreements” means any license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates, on the one hand, and any of the Seller’s Affiliates, on the other hand, pursuant to which the Seller or any of its Affiliates obtains or grants a license, sublicense, or a covenant not to sue or similar grant of rights to any Patents or other Intellectual Property owned or controlled by the Seller or any of its Affiliates that are necessary to for the Product Commercialization and Development Activities of the Seller and its Affiliates.

“Intercreditor Agreement” means (i) that certain Intercreditor Agreement, dated as of the Effective Date, by and among the Seller, the Administrative Agent and the Buyer (the “Initial Intercreditor Agreement”), (ii) any intercreditor agreement on terms substantially identical to those contained in the Initial Intercreditor Agreement (subject to changing names of parties, documents and addresses, as appropriate), or (iii) any other intercreditor agreement in form and substance reasonably satisfactory to the Buyer, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statutes, treaties, rules, regulations, ordinances, codes or administrative or judicial precedents or authorities, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, hypothecation, assignment for security, security interest, license, lien, or other encumbrance of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest or any preferential arrangement that has the practical effect of creating a security interest.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value or revenue, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim. No failure of the Product to perform, in and of itself, shall be considered a Loss, except to the extent such failure results in any third party claim for damages, liabilities, costs, expenses (including professional fees) or similar Losses.

“Market Capitalization” means, for any given date of determination, an amount equal to (i) the average of the daily volume weighted average price of Seller’s common stock as reported for each of the thirty (30) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of Seller’s common stock trade on the main exchange of the NASDAQ (or, if the primary listing of such common stock is on the main exchange of the New York Stock Exchange, on such other exchange) in an ordinary trading session) multiplied by (ii) the total number of issued and outstanding shares of Seller’s common stock that are issued and outstanding on the date of the determination and listed on the main exchange of the NASDAQ (or, if the primary listing of such common stock is on the main exchange of the New York Stock Exchange, on such other exchange), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Effect” any event, occurrence, fact, development or circumstance that has had a material adverse change in or material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance or property of the Seller or the Seller and its Affiliates taken as a whole, (ii) the ability of the Seller or any of its Affiliates to perform its obligations under any Transaction Document to which it is a party, (iii) the legality, validity, binding effect or enforceability of any Transaction Document, (iv) the rights, remedies and benefits available to, or conferred upon, the Buyer under any Transaction Document.

“Material Agreement” means (i) each Contract listed in Schedule 4.7(d), (ii) any other Contract to which the Seller or any of its Affiliates is a party or a beneficiary from time to time and as to which the absence or termination thereof could reasonably be expected to result in a Material Adverse Effect, and (iii) any other Contract to which the Seller or any of its Affiliates is a party or a guarantor (or equivalent) that, during any period of twelve (12) consecutive months is reasonably expected to (x) result in payments or receipts (including royalty, licensing or similar payments) made to the Seller or any of its Affiliates in an aggregate amount in excess of the then applicable Specified Threshold, or (y) require payments or expenditures (including royalty, licensing or similar payments) to be made by the Seller or any of its Affiliates in an aggregate amount in excess of the then applicable Specified Threshold.

“Material Indebtedness” means, at any time, (i) Indebtedness pursuant to the Credit Agreement (and any refinancing or replacement thereof) and (ii) any other Indebtedness of the Seller or any of its Affiliates the outstanding principal amount of which, individually or in the aggregate, exceeds $5,000,000.

“Material Intellectual Property” means all Intellectual Property that is (i) owned by (or purported to be owned by); (ii) In-Licensed or controlled by, or (iii) subject to a covenant not to sue or other similar right for the benefit of the Seller or any of its Affiliates, whether as of or after the date hereof, in each case, that is related to FUROSCIX.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“NDA” means (i) a new drug application submitted to the FDA pursuant to Section 505(b) of the FD&C Act seeking authorization to market a new drug in the United States and (ii) all supplements and amendments that may be submitted with respect to any of the foregoing.

“Net Sales” means, for any period, without duplication:

(a) (i) aggregate amounts invoiced, billed or otherwise recorded for sales of FUROSCIX by the Seller and its Affiliates and (ii) royalties received by the Seller or any of its Subsidiaries from all licensing partners on the worldwide sales of FUROSCIX (but excluding any one-time developmental, regulatory and/or commercial milestones), which in each case shall be calculated in accordance with GAAP; less, without duplication

(b)(i) all normal and customary discounts of any type or nature (such as cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers; (ii) chargebacks, credits or allowances (including those granted on account of price adjustments, co-pay programs, billing errors, damaged goods, rejections, outdated or returns of FUROSCIX, (including returned in connection with recalls or withdrawals)); (iii) government mandated rebates and other rebates, credits, allowances, fees, reimbursements and other payments customarily given to wholesalers and other distributors (including retailers), buying groups or other institutions; (iv) taxes or duties levied on, absorbed or otherwise imposed on sale of FUROSCIX, including value-added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the third party), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each case as adjusted for rebates and refunds; (v) freight, postage, shipping, insurance costs and third party distribution costs and expenses; (vi) allowances for uncollectible accounts accrued in the ordinary course of business; provided however, that if such amounts due under previously uncollectible accounts, such amounts recovered shall be included in Net Sales; and (vii) customs duties and other governmental charges incurred for exportation or importation of FUROSCIX. Net Sales shall exclude any sales or transfers (a) not billed in arms-length transactions to third parties or (b) where FUROSCIX is transferred to third parties for research and trials, samples, compassionate sales or use, or a patient assistance program when the consideration received by Seller or any of its Subsidiaries, licensees or sublicensees is less than the average cost of FUROSCIX plus ten percent (10%).

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Out-License” means any license between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license or sublicense under any Material Intellectual Property owned or controlled by the Seller or any of its Affiliates to conduct Product Commercialization and Development Activities.

“Patents” means all provisional patent applications, patents and patent applications in any form in any worldwide jurisdiction, including but not limited to reissues, reexaminations, oppositions, divisions, continuations, renewals, extensions, and continuations in part thereof.

“Permitted Convertible Debt” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into the Seller’s common stock (and cash in lieu of fractional shares) (or other securities or property (other than Disqualified Equity Interests) following a merger event, reclassification or other similar fundamental change of the Seller, or adjustment with respect to the common stock of the Seller), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or other such securities); provided, that (a) such Permitted Convertible Debt shall (i) be unsecured and (ii) not be guaranteed by any Subsidiary of the Seller, (b) such Permitted Convertible Debt shall not include any financial maintenance covenants and shall only include covenants, defaults and conversion rights that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as of the date of issuance, as determined by the Seller in its good faith judgment, (c) no Put Option Event shall have occurred and be continuing at the time of offering or incurrence of such Permitted Convertible Debt or would result from the issuance thereof, (d) such Permitted Convertible Debt shall not have an all-in-yield (excluding any arrangement, amendment, syndication, commitment, underwriting, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all of the holders of such Indebtedness) greater than (i) 6.00% where such Permitted Convertible Debt is less than $100,000,000, (ii) 5.00% where such Permitted Convertible Debt is less than $125,000,000 but greater than or equal to $100,000,000 and (iii) 4.00% where such Permitted Convertible Debt is less than or equal to $150,000,000 but greater than or equal to $125,000,000 (with any original issue discount equated to interest based on the convertible debt maturity date and excluding any additional or special interest that may become payable from time to time) and (e) the Seller shall have delivered to the Buyer a certificate of a Responsible Officer of the Seller certifying as to the foregoing clauses (a) through (d).

“Permitted Hedging Agreement” means a Hedging Agreement entered into by the Seller in the Ordinary Course for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and (x) with respect to hedging currency risks, in an aggregate notional amount for all such Hedging Agreements not in excess of $3,000,000 and (y) with respect to hedging interest rate risks, in an aggregate notional amount for all such Hedging Agreements not in excess of 50% of the aggregate principal amount of senior secured Permitted Indebtedness outstanding at such time.

“Permitted Indebtedness” means:

(a) Indebtedness under any of the Transaction Documents;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.14 of the Disclosure Schedules and Permitted Refinancings thereof; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to the Intercompany Subordination Agreement;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of the Seller or any of its Subsidiaries’ business in accordance with customary and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of Guarantees resulting from the endorsement of negotiable instruments for collection in the Ordinary Course;

(e) Indebtedness of any Subsidiary of the Seller owing to any other Subsidiary of the Seller;

(f) Indebtedness of (i) the Seller owing to any Subsidiary of the Seller and (ii) any Subsidiary of the Seller owing to the Seller; provided any Indebtedness owing pursuant to this clause (f) shall not exceed $6,000,000 in the aggregate outstanding at any one time;

(g) Guarantees by any Subsidiary of the Seller of Permitted Indebtedness of the Seller;

(h) Ordinary Course equipment and software financing and leasing (including Capital Leases and purchase money Indebtedness); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $6,000,000;

(i) Indebtedness under Permitted Hedging Agreements;

(j) Indebtedness of any Person that becomes a direct or indirect Subsidiary of the Seller; provided that (i) no such Indebtedness (individually) shall exceed 15% of the total purchase price paid in connection with the acquisition of such Person, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this clause (j) shall not exceed $12,000,000 and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, the acquisition of such Person;

(k) (i) Indebtedness of the Seller owing to any lenders pursuant to the Credit Agreement in an aggregate principal amount not to exceed the amount permitted under the Intercreditor Agreement, and (ii) any Indebtedness that refinances Indebtedness referred to in subclause (i) to the extent such refinancing is permitted in accordance with the Intercreditor Agreement and this Agreement;

(l) other Indebtedness in an aggregate outstanding principal amount not to exceed $12,000,000 at any time;

(m) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the Ordinary Course, including in respect of workers compensation claims, health, disability or other employee benefits, leases, commercial contracts, the financing of insurance premiums in the Ordinary Course, property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(n) Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course;

(o) Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations arising in the Ordinary Course and (ii) customary indemnification obligations to purchasers in connection with any disposition of assets permitted hereunder;

(p) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services, in each case in the Ordinary Course;

(q) purchase price adjustments, indemnity payments and other deferred acquisition consideration in connection with the acquisition of any Person, in each case that are permitted pursuant to this Agreement; and

(r) Permitted Convertible Debt; provided that (i) the Seller’s Market Capitalization at the time of pricing of such Permitted Convertible Debt is at least $300,000,000 and (ii) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (r) shall not exceed the lesser of (x) 20% of Seller’s Market Capitalization (determined as of the date of pricing of such Permitted Convertible Debt) and (y) $150,000,000.

“Permitted Intercompany Agreements” means the Intercompany Agreements set forth on Exhibit C.

“Permitted Licenses” means:

(a) non-exclusive licenses of off-the-shelf software that is commercially available to the public;

(b) intercompany licenses, sublicenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution among the Seller and any of its Affiliates;

(c) any non-exclusive Out-License for the use of (or covenant not to sue with respect to) Intellectual Property of any of the Seller or any of its Affiliates for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution of any Product; provided, that, with respect to each such license described in this clause (c), (i) such license or sublicense is entered into in the Ordinary Course, (ii) no Put Option Event has occurred or is continuing at the time of execution of such license or sublicense, and (iii) such license, sublicense or grant constitutes an Arm’s Length Transaction, the terms of which on their face, do not provide for a sale or assignment of any Intellectual Property;

(d) so long as no Put Option Event has occurred and is continuing, exclusive Out-Licenses for the use of Intellectual Property of Seller or any of its Subsidiaries for discrete geographical areas outside the United States;

(e) with the consent of Buyer in writing (such consent not to be unreasonably withheld, delayed or conditioned), exclusive Out-Licenses (whether exclusive as to geographical scope or otherwise) for the use of the Intellectual Property of Seller or any of its Affiliates within the United States; provided that, with respect to each such license described in this clause (e), (i) such license could not result in a legal transfer of title of the licensed property; (ii) no Put Option Event has occurred or is continuing at the time of execution of such license or sublicense; and (iii) such license, sublicense or grant constitutes an Arm’s Length Transaction, the terms of which on their face, do not provide for a sale or assignment of any Intellectual Property;

(f) any non-exclusive or exclusive license of (or covenant not to sue with respect to) Intellectual Property or technology or a grant of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution existing on or contemplated as of the Effective Date, in each case, to the extent set forth on Schedule 7.7 of the Disclosure Schedules; and

(g) any In-License that has been entered into by the Seller or any Affiliate in the Ordinary Course in an Arm’s Length Transaction; with respect to which the Seller has provided the Buyer with at least at least five (5) Business Days prior written notice of the material terms of such In-License with a description of its anticipated and projected impact on the Seller’s or such Affiliate’s business or financial condition.

“Permitted Liens” means any of the following:

(a) Liens in favor of the Buyer created pursuant to the Transaction Documents;

(b) any Lien on any property or asset of the Seller or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.13 of the Disclosure Schedules and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of the Seller or any of its Subsidiaries (other than improvements and accessions to such property or asset) and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any customary underwriting discounts, fees, commissions and expenses associated with such extension, renewal or replacement);

(c) Liens securing Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness”; provided that such Liens are restricted solely to the collateral described in clause (h) of the definition of “Permitted Indebtedness”;

(d) Liens imposed by any Law and arising in the Ordinary Course, including carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens for Taxes, assessments and other governmental charges, the payment of which is not yet due or which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, if adequate reserves with respect thereto are being maintained in accordance with GAAP;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Seller or any of its Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property, and such other defects in title that (A) do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) could not reasonably be expected to prevent or interfere with the ability of the Seller or any of its Subsidiaries to conduct any Product Commercialization and Development Activities with respect to FUROSCIX in any material respect; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Seller or its Subsidiaries;

(i) (i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations in the Ordinary Course with banks not given in connection with the issuance of Indebtedness, or (B) pooled deposit or sweep accounts of the Seller and any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the Ordinary Course and (iii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the Ordinary Course and not for speculative purposes;

(j) Liens on the property of a Person existing at the time of acquisition thereof by the Seller or any of its Subsidiaries; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Seller or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k) Liens securing Indebtedness permitted under clauses (m) and (o) of the definition of “Permitted Indebtedness”;

(l) any judgment Lien or Lien arising from decrees or attachments, in each case, not constituting a Put Option Event;

(m) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the Ordinary Course in an Arm’s Length Transaction;

(n) other Liens which secure obligations in an aggregate outstanding amount not to exceed $6,000,000;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the Ordinary Course;

(p) Permitted Licenses;

(q) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the Ordinary Course (other than Liens imposed by applicable employee benefit Laws) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any of the Seller or any of its Subsidiaries in the Ordinary Course supporting obligations of the type set forth in clause (i) above or clause (n) of the definition of “Permitted Indebtedness”;

(r) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with an acquisition or any other investment not to exceed $6,000,000 in the aggregate;

(s) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(t) Liens of sellers of goods to the Seller or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the Ordinary Course, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(u) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(v) (i) Liens granted in favor of the Administrative Agent under the Credit Agreement so long as such Liens are subject to the Intercreditor Agreement and (ii) the transactions contemplated by the Credit Agreement.

“Permitted Refinancing” means, (a) any refinancing, extension, renewal or replacement of the Credit Agreement permitted under the Intercreditor Agreement and up to the Senior Debt Cap and (b) with respect to any other Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (i) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium on the debt being refinanced or other reasonable and customary fees and expenses reasonably incurred in connection therewith, (ii) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Seller and its Affiliates or the Buyer than the terms of any agreement or instrument governing the Indebtedness being refinanced (provided that the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced), (iii) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (iv) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (v) immediately after giving effect to such refinancing, extension, renewal or replacement, no Put Option Event shall have occurred and be continuing or would reasonably be expected to occur as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means (i) FUROSCIX, and (ii) any current or future pharmaceutical or biological product developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by the Seller or any of its Affiliates, including any such product in development or which may be developed.

“Product Authorizations” means any and all Governmental Approvals, whether U.S. or non-U.S. (including all applicable NDAs, INDs, supplements, amendments, of any Regulatory Authority), in each case, necessary to be held or maintained by, or for the benefit of, the Seller or any of its Affiliates for the research, development, ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, testing, manufacture, formulation, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Seller or any of its Affiliates that are necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) brand materials and packaging, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information and (ii) clinical data, information included or supporting any Product Authorization, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records, except for any such records and related information that are covered by attorney-client privilege; and (iv) all other information, techniques and know-how used in connection with the Product Commercialization and Development Activities for any Product.

“Product Rights” means all of the Intellectual Property owned or controlled by the Seller or any of its Affiliates at any time during the term of this Agreement that directly relates to the Product or the Product Commercialization and Development Activities of the Seller or any of its Affiliates.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Purchase Price” means, as of the date of determination, the aggregate amount that has been paid by the Buyer to the Seller in the form of the Upfront Purchase Price, the First Milestone Purchase Price and the Second Milestone Purchase Price. The maximum aggregate Purchase Price hereunder shall not exceed fifty million dollars ($50,000,000).

“Put Option” is defined in Section 7.3(c).

“Put Option Closing Date” is defined in Section 7.3(c).

“Put Option Event” means the occurrence of any of the following events:

(a) Subject to Section 11.3, any Change of Control of the Seller;

(b) any Insolvency Event of the Seller;

(c) any sale, assignment, conveyance, Out-License, transfer or other disposition of the Seller’s right, title or interest in and to all or substantially all of any Product, Product Right or Product Authorization or any other form of divestment of all or substantially all of the Seller’s right, title or interest in and to any Product, the Product Rights or the Product Authorizations (in each case, other than pursuant to, or as otherwise expressly permitted by, this Agreement or any other Transaction Document);

(d) the Seller fails to make any Revenue Payment when due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(e) the Seller or any of its Affiliates asserts (or acquiesces in any assertion made by any other Person) that the purchase of the Revenue Participation Right contemplated by this Agreement is not a true, absolute and irrevocable sale;

(f) the Seller fails to make any principal or interest payment in respect of any Material Indebtedness, in any such case, when and as the same shall become due and payable after giving effect to any applicable grace or cure period (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(g) the Seller or any of its Affiliates breaches any covenant or agreement set forth in any Transaction Document and such breach results in (or could reasonably be expected to result in) a Material Adverse Effect; provided that the failure to obtain any Government Approval with respect to (x) FUROSCIX indication expansion for the treatment of congestion due to fluid overload in patients with chronic kidney disease and/or (y) any auto-injector Product of the Seller shall not be considered to have or create a Material Adverse Effect for purposes of this clause (g).

“Put/Call Exercise Date” means the earliest to occur of the date of exercise of the Put Option and the Call Option.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Quarterly Payment Date” means, with respect to any Calendar Quarter, the date that is sixty (60) calendar days following the end of such Calendar Quarter; provided that if such date is not a Business Day, the applicable Quarterly Payment Date shall be the immediately preceding Business Day.

“Quarterly Report” is defined in Section 7.2(a).

“Receiving Party” is defined in Section 9.1.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight under applicable Laws with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Commercialization and Development Activities relating to any Product of any of the Seller or its Affiliates, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Fund” means, with respect to the Buyer, any fund which is managed or advised by the same investment manager or investment adviser as the Buyer or, if it is managed by a different investment manager or investment adviser, a Fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the Buyer.

“Related Party” means each of the Seller, and its Affiliates, as applicable.

“Representative” means, with respect to any Person, any director, trustee, officer, employee, agent, attorneys, accountants, or other professional advisors of such Person.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, treasurer, or senior vice president, finance of such Person.

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments due and payable hereunder, and an undivided ownership interest in all Net Sales occurring from and after the Effective Date, including all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, in connection with or arising from such Net Sales, and all proceeds thereof.

“Revenue Payment” means for each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, an amount payable to the Buyer equal to the product of (i) Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Revenue Payment Term, Net Sales for the calendar days falling within the Revenue Payment Term during such Calendar Quarter) and (ii) the Applicable Tiered Percentage.

“Revenue Payment Term” means the period commencing on the Effective Date and ending on the earliest to occur of the following: (i) the date on which the Buyer has received Revenue Payments, paid in full in cash, in an amount equal to the Hard Cap, (ii) the date on which the Buy- Out Price is received by the Buyer, paid in full in cash, in connection with either (x) the Buyer’s exercise, or deemed automatic exercise, of the Put Option in accordance with Section 7.3(c) or (y) the Seller’s exercise of a Call Option in accordance with Section 7.3(d).

“Revenue Report” is defined in Section 7.2(b).

“Royalty Collateral” is defined in Section 2.3.

“Safety Notices” means any recalls, field notifications, market withdrawals, warnings, “dear doctor” letters, investigator notices, safety alerts, or other notices of action relating to an alleged lack of safety or regulatory compliance of the Product.

“Sanction” means any international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority where the Seller or any of its Affiliates is located or conducts business.

“Second Adjustment Threshold” has the meaning set forth in the definition of “Applicable Tiered Percentage”.

“Second Milestone Purchase Price” means fifteen million dollars ($15,000,000).

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Senior Debt Cap” means $100,000,000.

“SNDA FDA Approval” means the written approval from the FDA of a supplemental NDA permitting the expansion of the Indications and Usage section of the FUROSCIX label to include treatment of edema due to fluid overload in certain adult patients with chronic kidney disease, including nephrotic syndrome, with any modifiers or limitations as determined by the FDA reasonably acceptable to the Buyer.

“Solvent” means, as to any Person as of any date of determination, that on such date (i) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the Ordinary Course, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the Ordinary Course and (iv) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Threshold” means: (a) on or prior to August 9, 2025, $5,000,000, (b) at any time after August 9, 2025 but on or prior to August 9, 2026, $6,500,000 and (c) at any time after August 9, 2026, $8,000,000.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (i) of which Equity Interests or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Seller.

“Tax” or “Taxes” means all present or future federal, state, local or foreign taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.

“Technical Information” means all Product Related Information and, with respect to any Products or Product Commercialization and Development Activities, all related know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, Invention disclosures, all documented research, developmental, demonstration or engineering work, algorithms, concepts, data, databases, designs, discoveries, methods, processes, protocols, chemistries, compositions, show-how, specifications for Products, techniques, technology, and all improvements thereof and thereto, and all other technical data and information related thereto.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Trademarks” means all trade names, trademarks and service marks, monograms, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Transaction Documents” means, collectively, this Agreement, the Bill of Sale, the Intercreditor Agreement and any other present or future documents or agreements delivered to the Buyer in connection with this Agreement or any other Transaction Document (including without limitation waivers or consents), in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Transactions” means (i) the negotiation, preparation, execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, the sale of the Revenue Participation Right hereunder, and all other transactions contemplated pursuant to this Agreement and the other Transaction Documents, and (ii) the payment of all fees and expenses incurred or paid by the Seller or any of its Affiliates in connection with the foregoing.

“UCC” means the Uniform Commercial Code in the State of New York; provided that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Buyer pursuant to this Agreement is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.

“Upfront Purchase Price” means twenty five million dollars ($25,000,000).

“US Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) then outstanding principal amount of such Indebtedness.

Section 1.2 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Transaction Document shall be interpreted, and all accounting determinations and computations thereunder shall be made, in accordance with GAAP. Unless otherwise expressly provided, all defined financial terms shall be computed on a consolidated basis for the Seller and its Affiliates, in each case without duplication. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (ii) the financial statements delivered hereunder shall be prepared without giving effect to the implementation of Accounting Standards Codification 606: Revenue from Contracts with Customers. If the Seller requests an amendment to any provision hereof to eliminate the effect of (i) any change in GAAP or the application thereof or (ii) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Buyer and Seller agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Buyer and the Seller after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Seller shall provide to the Buyer a written reconciliation in form and substance reasonably satisfactory to the Buyer, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

Section 1.3 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, equity interests, rights under contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP, subject to Section 1.2;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Transaction Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(l) for covenants that are to be undertaken “reasonably” by the Seller or its Affiliates, such actions (or inactions) shall take into account the Buyer’s economic interest in the Revenue Participation Right and the Revenue Payments and the impact of the applicable action (or inaction) on such interest; and

(m) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.

Section 1.4 Unless otherwise expressly provided herein, references to organic documents, agreements (including the Transaction Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Transaction Documents.

Section 1.5 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1 Purchase, Sale and Assignment. On the Effective Date and upon the terms and subject to the conditions of this Agreement, in exchange for the Buyer’s payment of the Upfront Purchase Price, the Seller shall (and shall cause its Affiliate(s) to) sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller (either directly or through the Seller’s Affiliates), the Revenue Participation Right free and clear of all Liens. From and after the Effective Date, the Seller relinquishes all of the Seller’s and its Affiliate’s right, title and interest in and to the Revenue Participation Right, and all such right, title and interest shall vest in the Buyer. In addition, the Seller hereby agrees to pay to the Buyer the Revenue Payments on the terms and conditions set forth herein.

Section 2.2 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Revenue Participation Right and is not assuming any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Revenue Participation Right, the Buyer does not, by such purchase, acquisition and acceptance of the Revenue Participation Right, acquire any other rights of the Seller or its Affiliates, or any other assets of the Seller or its Affiliates, in each case, other than to the extent of the Back-Up Security Interest granted pursuant to the terms of this Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Buyer or the Seller under this Agreement or otherwise, including without limitation any indemnity obligations under ARTICLE 8.

Section 2.3 True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance of the Revenue Participation Right contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller (on behalf of itself and, as applicable, its Affiliates) to the Buyer of all of the Seller’s and its Affiliates’ rights, title and interests in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller, or a pledge, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s or its Affiliates’ estates in the event of the filing of a petition by or against the Seller or any of its Affiliates under any Bankruptcy Laws. The Seller (on behalf of itself and its Affiliates) hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller (directly or through one or more of its Affiliates) to the Buyer of all of the Seller’s and its Affiliates’ right, title and interest in and to the Revenue Participation Right under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller and its Affiliates in any bankruptcy or insolvency proceeding relating to the Seller or any of its Affiliates. Accordingly, the Seller and its Affiliates shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of “accounts,” or “payment intangibles” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer and its representatives at any time to file one or more financing statements or any amendments to financing statements previously filed by the Buyer (and continuation statements with respect to such financing statements when applicable) naming the Seller (or its Affiliate) as the “seller” and the Buyer as the “buyer” in respect of the Revenue Participation Right. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer, including in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller (on its own behalf and on behalf of its Affiliates) hereby grants to the Buyer a first priority security interest in, to and under the following (collectively, the “Royalty Collateral”): the Revenue Participation Right, the Revenue Payments, the Product Rights and any “proceeds” (as defined in the UCC) of each of the foregoing as security for all of the Seller’s and its Affiliates’ obligations under this Agreement, including the obligations to pay the Revenue Payments (the “Back-Up Security Interest”), and the Seller (on its own behalf and on behalf of its Affiliates) does hereby authorize the Buyer and its representatives, from and after the Effective Date, to file one or more financing statements (and continuation statements and any amendments with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such Back-Up Security Interest. The Seller agrees from time to time to execute and deliver all further instruments and documents, and take all further actions, that the Buyer may reasonably request in order to perfect and protect the Back-Up Security Interest, to create, perfect or protect the security interest purposed to be granted hereby or to enable the Buyer to exercise or enforce its rights and remedies hereunder with respect to the Back-Up Security Interest, including but not limited to entering into any United States law governed intellectual property security agreements with respect to the Product Rights and filing such agreements with the United States Patent and Trademark Office, as appropriate. Notwithstanding the foregoing or anything herein to the contrary, (x) in no event shall the “Royalty Collateral” include, nor shall the Back-Up Security Interest attach to, any Excluded Asset and (y) the representations and covenants set forth herein regarding the assets of the Seller shall not apply to any such Excluded Asset.

ARTICLE 3

CLOSING; PAYMENT OF PURCHASE PRICE

Section 3.1 Closing. The purchase and sale of the Revenue Participation Right shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree, subject to the prior or concurrent satisfaction of the conditions precedent set forth below in Section 3.3.

Section 3.2 Payment of Upfront Purchase Price. Subject to the prior or concurrent satisfaction of the conditions precedent set forth below in Section 3.3, on the Effective Date, the Buyer shall pay to the Seller the Upfront Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A, without set-off, reduction or deduction, or withholding for or on account of any Taxes.

Section 3.3 Conditions Precedent to the Effective Date. The effectiveness of this Agreement and the obligation of the Buyer to purchase the Revenue Participation Right and pay the Upfront Purchase Price therefor on the Effective Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 3.3:

(a) Delivery of Transaction Documents. The Buyer shall have received each Transaction Document required to be executed and delivered by the Seller or any of its Affiliates (which may be delivered by electronic means for purposes of satisfying this Section 3.3) and such Transaction Documents shall be in form and substance satisfactory to the Buyer and its counsel.

(b) Secretary’s Certificate, Etc. The Buyer shall have received from the Seller (x) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for the Seller and (y) a certificate, dated as of the Effective Date, duly executed and delivered by the Seller’s Responsible Officer, as to:

(i) resolutions of the Seller’s Board then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to be executed by the Seller and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Transaction Document to be executed by the Seller; and

(iii) the full force and validity of each Organic Document of the Seller and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Buyer and upon which the Buyer may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person updating the prior certificate of such Person.

(c) Security Documents. The Buyer shall have received (i) a financing statement naming the Seller as a debtor and the Buyer as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Buyer, desirable to perfect the Buyer’s interest in the Revenue Participation Right, (ii) a financing statement naming the Seller as a debtor and the Buyer as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Buyer, desirable to perfect the Liens of the Buyer pursuant to the Back-Up Security Interest and (iii) all such other instruments and documents that the Buyer may reasonably request in order to perfect and protect the Back-Up Security Interest.

(d) Lien Searches. The Buyer shall be satisfied with Lien searches regarding the Seller made as of a date reasonably close to the Effective Date.

(e) Opinions of Counsel. The Buyer shall have received a duly executed legal opinion of counsel to the Buyer, addressed the Buyer, dated as of the Effective Date, in form and substance reasonably acceptable to the Buyer.

(f) Financial Information. The Buyer shall have received, or such information shall be publicly available on “EDGAR”, audited consolidated financial statements of the Seller and its Subsidiaries for the fiscal year ended December 31, 2023.

(g) Material Adverse Effect. Since December 31, 2023, no Material Adverse Effect shall have occurred; provided that the failure to obtain any Government Approval with respect to (x) FUROSCIX indication expansion for the treatment of congestion due to fluid overload in patients with chronic kidney disease and/or (y) any auto-injector Product of the Seller shall not be considered to have or create a Material Adverse Effect for purposes of this Section 3.3(g).

(h) Know Your Customer. The Buyer shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws, in each case to the extent requested by the Buyer in writing at least five (5) Business Days prior to the Effective Date.

(i) No Put Option Event. No event shall have occurred or be continuing that has resulted in or could reasonably be expected to result in a Put Option Event.

(j) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Transaction Documents delivered pursuant to Section 3.3 shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(k) Credit Agreement. The Buyer shall have received satisfactory evidence that the “Closing Date” under the Credit Agreement shall have occurred, resulting in gross proceeds to the Seller in an amount not less than $50,000,000. The Buyer shall have received fully executed copies of the Credit Agreement and all transaction documents related thereto, which shall be in form and substance satisfactory to the Buyer.

(l) Intercreditor Agreement. The Buyer shall have received the Intercreditor Agreement duly executed by the Administrative Agent and the Seller.

(m) Seller From W-9. The Seller shall have delivered to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal backup withholding tax.

(n) Buyer Form W-9. The Buyer shall have delivered to the Seller a valid, properly executed IRS Form W-9 certifying that the Buyer is exempt from U.S. federal withholding and backup withholding tax with respect to the Revenue Payments.

(o) Fees, Expenses, Etc. The Buyer shall have received all fees, costs and expenses due and payable to it on or prior to the Effective Date pursuant to Section 11.2, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Buyer incurred in connection with the Transactions (including the Buyer’s legal fees and expenses).

Section 3.4 Bill of Sale. On the Effective Date, upon confirmation of the receipt of the Upfront Purchase Price, the Seller shall deliver (and the Seller shall cause its Affiliate(s) to deliver) to the Buyer a duly executed bill of sale and agreement evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right and certain other agreements in form attached hereto as Exhibit B (the “Bill of Sale”).

Section 3.5 Conditions Precedent to Payment of the First Milestone Purchase Price. Subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth below in this Section 3.5, on the Funding Date of the First Milestone Purchase Price, the Buyer shall pay to the Seller the First Milestone Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A, without set-off, reduction or deduction, or withholding for or on account of any Taxes:

(a) Funding Date. The Funding Date of the First Milestone Purchase Price shall have occurred on or before September 30, 2025.

(b) Minimum Net Sales. The Seller shall have received Net Sales for the twelve (12) consecutive month period ending on the Funding Date of the First Milestone Purchase Price in an aggregate amount not less than $50,000,000 and shall have provided reasonably satisfactory evidence thereof to the Buyer.

(c) Secretary’s Certificate, Etc. The Buyer shall have received from the Seller (x) a copy of a good standing certificate, dated a date reasonably close to the Funding Date of the First Milestone Purchase Price, for the Seller and (y) a certificate, dated as of the Funding Date of the First Milestone Purchase Price, duly executed and delivered by the Seller’s Responsible Officer, as to:

(i) resolutions of the Seller’s Board then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to be executed by the Seller and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Transaction Document to be executed by the Seller; and

(iii) the full force and validity of each Organic Document of the Seller and copies thereof;

which certificates shall be in the form of Exhibit E hereto and upon which the Buyer may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person updating the prior certificate of such Person.

(d) No Put Option Event. No event shall have occurred or be continuing that has resulted in or could reasonably be expected to result in a Put Option Event.

(e) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Transaction Documents delivered pursuant to Section 3.3 shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Funding Date of the First Milestone Purchase Price, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(f) Fees, Expenses, Etc. The Buyer shall have received all fees, costs and expenses due and payable to it on or prior to the Funding Date of the First Milestone Purchase Price pursuant to Section 11.2, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Buyer incurred in connection with the Transactions (including the Buyer’s legal fees and expenses).

Section 3.6 Conditions Precedent to Payment of the Second Milestone Purchase Price. Subject to the prior or concurrent satisfaction or waiver of the conditions precedent set forth below in this Section 3.5, on the Funding Date of the Second Milestone Purchase Price, the Buyer shall pay to the Seller the Second Milestone Purchase Price by wire transfer of immediately available funds to the account specified on Exhibit A, without set-off, reduction or deduction, or withholding for or on account of any Taxes:

(a) Funding Date. The Funding Date of the Second Milestone Purchase Price shall have occurred on or before June 30, 2026.

(b) Minimum Net Sales. The Seller shall have received Net Sales for the twelve (12) consecutive month period ending on the Funding Date of the Second Milestone Purchase Price in an aggregate amount not less than $110,000,000 and shall have provided satisfactory evidence thereof to the Buyer.

(c) Secretary’s Certificate, Etc. The Buyer shall have received from the Seller (x) a copy of a good standing certificate, dated a date reasonably close to the Funding Date of the Second Milestone Purchase Price, for the Seller and (y) a certificate, dated as of the Funding Date of the Second Milestone Purchase Price, duly executed and delivered by the Seller’s Responsible Officer, as to:

(i) resolutions of the Seller’s Board then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to be executed by the Seller and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Transaction Document to be executed by the Seller; and

(iii) the full force and validity of each Organic Document of the Seller and copies thereof;

which certificates shall be in the form of Exhibit E hereto and upon which the Buyer may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person updating the prior certificate of such Person.

(d) No Put Option Event. No event shall have occurred or be continuing that has resulted in or could reasonably be expected to result in a Put Option Event.

(e) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Transaction Documents delivered pursuant to Section 3.3 shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Funding Date of the Second Milestone Purchase Price, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(f) Fees, Expenses, Etc. The Buyer shall have received all fees, costs and expenses due and payable to it on or prior to the Funding Date of the Second Milestone Purchase Price pursuant to Section 11.2, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Buyer incurred in connection with the Transactions (including the Buyer’s legal fees and expenses).

Section 3.7 The Buyer and the Seller agree to treat (and cause their respective Affiliates to treat) any payment from the Buyer received by the Seller pursuant to Section 3.5 or 3.6 as additional consideration for the Revenue Participation Right for U.S. federal income tax purposes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule attached hereto, the Seller represents and warrants to the Buyer that as of each Funding Date:

Section 4.1 Power and Authority. The Seller (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii)

is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Transaction Documents to which it is a party and to sell the Revenue Participation Right.

Section 4.2 Authorization. Each Transaction to which the Seller is a party (or to which it or any of its assets or properties is subject) are within the Seller’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of its Equity Interests.

Section 4.3 Enforceability. This Agreement has been duly executed and delivered by the Seller and constitutes, and each of the other Transaction Documents to which the Seller or any of its Affiliates is a party when executed and delivered by such Person will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.4 Governmental and Other Approvals; No Conflicts. None of the execution, delivery and performance by the Seller of the Transaction Documents to which it is a party or the consummation by the Seller of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Transaction Documents and (z) filings required under applicable securities laws, (ii) will violate or conflict with (1) any Law, (2) any Organic Document of the Seller or (3) any Governmental Approval of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Material Agreement binding upon the Seller or (iv) will result in the creation or imposition of any Lien on any Royalty Collateral (other than Permitted Liens).

Section 4.5 No Litigation. Except as set forth in Schedule 4.5, there is no litigation, investigation or proceeding pending or, to the knowledge of the Seller threatened in writing, with respect to the Seller or any of its Affiliates by or before any Governmental Authority or arbitrator that, (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) involves this Agreement or any other Transaction Document or any of the Transactions.

Section 4.6 Compliance.

(a) The Seller is in compliance in all material respects with all applicable Laws and all Contracts binding upon it or its property, except where failure to do so with respect to any property other than the Royalty Collateral could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Seller and its Affiliates are, and all Product Commercialization and Development Activities of such Persons are being conducted in compliance in all material respects with all applicable Healthcare Laws, except where the failure to do so with respect to any property other than the Royalty Collateral could not reasonably be expected to result in a Material Adverse Effect.

(b) The Seller and each of its Affiliates holds, either directly or through licensees and agents, all material Product Authorizations necessary or required for the Seller and each of its Affiliates to conduct its operations and businesses in the manner currently conducted, in each case in all material respects, including all Product Commercialization and Development Activities related thereto. All such material Product Authorizations are (i) legally and beneficially owned or held exclusively by the Seller or such Affiliate, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(c) Neither the Seller nor its Affiliates has received any written notice from the FDA or any Regulatory Authority that the FDA or such Regulatory Authority is threatening suspending, revoking or limiting any material Product Authorization. The Seller and its Affiliates have made all required material notices, registrations and reports (including field alerts or other reports of adverse drug experiences) and other filings with respect to FUROSCIX and their Product Commercialization and Development Activities.

(d) All material regulatory filings, notices, registrations, listings, reports and similar items required to be filed or made to any Regulatory Authority or with respect to any Product Authorization or any Product Commercialization and Development Activities for FUROSCIX have been made, and all such filings are complete and correct in all material respects and have complied in all material respects with all applicable Healthcare Laws.

(e) Except as set forth on Schedule 4.6(e) of the Disclosure Schedule, and without limiting the generality of any other representation or warranty made by the Seller hereunder or under any other Transaction Document: (i) FUROSCIX complies in all material respects with (A) all applicable Healthcare Laws, and (B) all Product Authorizations; (ii) neither the Seller, nor any of its Affiliates nor, to the knowledge of the Seller, any of their respective agents, suppliers, Collaboration Partners, licensors or licensees have received any FDA Form-483s, warning letters or notices or similar documents relating to any of their respective Product Commercialization and Development Activities with respect to FUROSCIX from any Regulatory Authority within the last three (3) years that asserts lack of material compliance with any applicable Healthcare Laws or Product Authorizations; (iii) neither the Seller, nor any of its Affiliates nor, to the knowledge of the Seller, any of their respective agents, suppliers, Collaboration Partners, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that FUROSCIX lacks a required Product Authorization; (iv) there is no pending adverse regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against the Seller, any of its Affiliates or, to the knowledge of the Seller, any of their respective suppliers, Collaboration Partners, licensors or licensees, in each case, where such adverse regulatory action, investigation or inquiry reasonably relates to any such party’s Product

Commercialization and Development Activities with respect to FUROSCIX, and, to the knowledge of the Seller, there is no reasonable basis for any such adverse regulatory action against the Seller or any of its Affiliates or, to the knowledge of the Seller, any of their respective suppliers agents, Collaboration Partners, licensors or licensees with respect to FUROSCIX; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, or removals conducted, undertaken or issued by the Seller or any of its Affiliates, whether voluntary, at the request, demand or order of any Regulatory Authority, with respect to FUROSCIX within the last three (3) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, or removal has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the knowledge of the Seller, there is no reasonable basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, or removal with respect to FUROSCIX by any Regulatory Authority, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with FUROSCIX, there are no consent decrees (including plea agreements) that relate to FUROSCIX, and, to the knowledge of the Seller, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to FUROSCIX or for the issuance of any consent decree. Neither the Seller nor any of its Affiliates nor to the knowledge of the Seller any of their respective agents, suppliers, Collaboration Partners, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law, including but not limited to 21 U.S.C. § 335a, except as could not reasonably be expected to have a Material Adverse Effect.

(f) Neither the Seller nor any of its Affiliates, to the knowledge of Seller, any officer, employee or agent thereof (when acting in such capacity), has intentionally made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), establishes a basis for any Governmental Authority to assert a violation of 18 U.S.C. 1001 or could reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar applicable policy of the Regulatory Authority.

(g) The clinical, preclinical, safety and other required studies and tests conducted by or on behalf of or sponsored by the Seller or any of its Affiliates, or in respect of which FUROSCIX participated, were (and if still pending, are), being conducted materially in accordance with all applicable Healthcare Laws, Product Authorizations or the Product Authorizations in place at the time. Neither the Seller nor any of its Affiliates has received any written notice or other correspondence from the FDA or any such other Regulatory Authority or an institutional review board requiring the termination or suspension of any clinical, preclinical, safety or other required studies or tests, the results of which would reasonably be expected to be used to support any Product Authorization with respect to FUROSCIX.

(h) (i) Each of the Seller and each of its Affiliates is operating, and at all times during the past three (3) years has operated, in compliance in all material respects with all applicable Healthcare Laws; and (ii) none of the Seller or any of its Affiliates or, to the knowledge of the Seller, their respective directors, officers, managers, employees and consultants (when acting in such capacity), is in violation of any applicable Healthcare Laws. Neither the Seller, nor any of its Affiliates have, within the past three (3) years, (x) been the subject of any adverse investigation (other than routine or periodic inspections or reviews) conducted by any Governmental Authority with respect to a material violation of applicable Healthcare Laws, or (y) a defendant in any unsealed qui tam or other False Claims Act litigation. As of the date of this Agreement, neither the Seller, nor any of its Affiliates, are currently subject to any enforcement, regulatory or administrative proceedings against or affecting the Seller or its Affiliates relating to or arising under any applicable Healthcare Law, and to the Seller’s knowledge, no such enforcement, regulatory or administrative proceeding has been threatened in writing.

(i) Neither the Seller, nor any of its Affiliates, are or have during the past three (3) years participated in any federal healthcare program.

(j) Neither the Seller, nor any of its Affiliates and, to the Seller’s knowledge, none of its officers, employees, agents, or contractors (while employed or engaged by the Seller or any of its Affiliates) are or have been: (i) debarred, excluded or suspended from participating in any federal healthcare program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

Section 4.7 Licenses, Intercompany Agreement and Material Contracts.

(a) In-Licenses. There are no In-Licenses other than those listed on Schedule 7.6 of the Disclosure Schedules and others permitted pursuant to Section 7.6.

(b) Out-Licenses. There are no Out-Licenses other than those listed on Schedule 7.7(a) of the Disclosure Schedules and others permitted pursuant to Section 7.7.

(c) Intercompany Agreements. There are no Intercompany Agreements other than the Permitted Intercompany Agreements.

(d) Material Contracts. Set forth on Schedule 4.7(d) is a complete and correct list, of each Material Agreement (including any such Contract creating or evidencing any Royalty Collateral or Material Indebtedness). Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Buyer. All such Material Agreements are in full force and effect without material modification from the form in which the same were disclosed to the Buyer. Neither the Seller nor any of its Affiliates is in default under any such Material Agreement, and the Seller does not have knowledge of any default by any counterparty to such Material Agreement that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to FUROSCIX and there are no pending or, to the Seller’s knowledge, threatened in writing Claims against any of the Seller or any of its Affiliates asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements that could reasonably be expected to result in a Material Adverse Effect or a material adverse effect on any Product Commercialization and Development Activities with respect to FUROSCIX.

Section 4.8 Manufacturing Matters. A true, correct and complete copy of each Contract Manufacturing Agreement (together with any amendment, supplement or modification thereto) pursuant to which commercial manufacturing of the Product is carried out for the purpose of Product Commercialization and Development Activities that is currently in effect to which Seller or any of its Affiliates is a party has been provided in the data room and is listed on Schedule 4.8 of the Disclosure Schedule (each, an “Existing Contract Manufacturing Agreement”). Each Existing Contract Manufacturing Agreement is in full force and effect in accordance with its terms and qualifies as an Arm’s Length Transaction. There is and has been no breach or default under any provision of any Existing Contract Manufacturing Agreement either by the Seller or any of its Affiliates or, to the knowledge of the Seller, by the respective counterparty (or any predecessor thereof) thereto, and no termination of any Existing Contract Manufacturing Agreements has been notified or threatened. No party to any Existing Contract Manufacturing Agreement has assigned all or part of such Existing Contract Manufacturing Agreement to any other Person.

Section 4.9 Intellectual Property.

(a) Except as set forth in Schedule 4.9(a) of the Disclosure Schedule,

(i) the Seller and its Affiliates are the sole and exclusive legal and beneficial owners of all right, title and interest in and to all Material Intellectual Property owned or purported to be owned by the Seller or any of its Affiliates, free and clear of (1) any Claims that could reasonably be expected to result in material liability to any of the Seller or any of its Affiliates, and (2) any Liens other than Permitted Liens;

(ii) the Seller and its Affiliates own or have sufficient and valid rights to use all Intellectual Property necessary to the conduct the businesses of the Seller and its Affiliates as currently conducted and planned to be conducted, including the Product Commercialization and Development Activities; and

(iii) with respect to any such Material Intellectual Property listed on Schedule 4.9 of the Disclosure Schedule that is subject to an In-License by the Seller or any of its Affiliates from a Third Party, such In-License is in full force and effect, there are no material unpaid and undisputed fees or royalties (or similar payment obligations) payable by the Seller or any of its Affiliates currently past due and there is no currently outstanding material breach or default outstanding under any such In-License.

(b) Without limiting Section 4.9(a), and except as set forth in Schedule 4.9(b) of the Disclosure Schedule:

(i) other than (1) customary restrictions in in-bound licenses of the Material Intellectual Property and non-disclosure Contracts, or (2) as permitted by Section 7.6 or Section 7.7, there are no judgments, licenses, covenants not to sue, grants, Liens (other than Permitted Liens), or other Claims or Contracts relating to or otherwise adversely affecting any Material Intellectual Property, which materially restrict the Seller or any of its Affiliates with respect to its use, enforcement, or other exploitation of any Material Intellectual Property or in connection with Product Commercialization and Development Activities;

(ii) the operation and conduct of the business of the Seller or any of its Affiliates, including the exploitation of any Material Intellectual Property, does not infringe, misappropriate or otherwise violate any rights arising under any Intellectual Property of any other Person in any material respect;

(iii) (1) there are no pending, and in the past three (3) years there have been no, actual Claims or Claims threatened in writing, against the Seller or any of its Affiliates asserted by any other Person relating to any of such Person’s Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation or other violation of any rights arising under such Person’s Intellectual Property, in each case, which are material in any respect; and (2) neither the Seller nor any of its Affiliates has received any notice from, or Claim by, any Person that the operation and conduct of the business of the Seller or any of its Affiliates (including their exploitation of Material Intellectual Property), or any Product Commercialization and Development Activities, infringes, misappropriates or otherwise violates any rights arising under the Intellectual Property of any other Person in any material respect;

(iv) the Material Intellectual Property is not, or has not been in the past three (3) years, infringed, misappropriated or otherwise violated in any material respect by any other Person without the express authorization of the Seller; and neither Seller nor any of its Affiliates has put any other Person on notice of such actual or potential infringement, misappropriation or other violation of any such Material Intellectual Property or initiated the enforcement of any Claim with respect to any such Material Intellectual Property;

(v) all current and former employees and contractors that have developed Material Intellectual Property for or on behalf of the Seller or any of its Affiliates have executed written and valid confidentiality and invention assignment Contracts in favor of the Seller or such Affiliate, as applicable, that irrevocably and presently assign to the Seller or such Affiliate, as applicable, or its designee all rights of such employees and contractors in or to any such Material Intellectual Property and no such employee or contractor has excluded any rights in respect of such Material Intellectual Property from the assignment of thereof pursuant to such Person’s confidentiality agreement (or equivalents), which excluded rights would be material to the Product Commercialization and Development Activities of the Seller and its Affiliates as now conducted or currently proposed to be conducted and the Seller is not aware that any current or former employee or contractor is in material violation of any such confidentiality agreement (or equivalents); and

(vi) the Seller and each of its Affiliates has taken reasonable precautions to protect the secrecy, confidentiality and value of the Material Intellectual Property consisting of trade secrets and confidential information and to the Seller’s knowledge, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any material confidential information or of any trade secrets of the Seller or any of its Affiliates that the Seller or any of its Affiliates intended to maintain as confidential or a trade secret.

(c) With respect to Material Intellectual Property consisting of Patents, except as set forth in Schedule 4.9(c) of the Disclosure Schedule, and without limiting the representations and warranties in Section 4.9(a) and Section 4.9(b):

(i) each of the issued claims in such Patents is valid and, to the knowledge of the Seller, enforceable and neither the Seller nor any of its Affiliates has received any written notice asserting that any such Patent or any issued claims therein is invalid or unenforceable;

(ii) all such Patents are in good standing;

(iii) to the knowledge of the Seller, all prior art material to such Patents has been adequately disclosed to the respective patent offices during prosecution of such Patents;

(iv) subsequent to the issuance of such Patents, neither the Seller nor any of its Affiliates or, to the knowledge of the Seller, any of its or their predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(v) To the Seller’s knowledge, (1) the Seller and its Affiliates have not received a Claim in writing by any Third Party that any allowable or allowed claim in such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any Third Party, and no such allowable or allowed claim has been the subject of any interference or been the subject of any re-examination, opposition or other post-grant proceedings, and (2) the Seller and its Affiliates have not received a written Claim by any Third Party for any such interference, re-examination, opposition, inter partes review, post grant review or any other post-grant proceedings;

(vi) none of such Patents owned by or exclusively licensed to the Seller or any of its Affiliates have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any such Patents, neither the Seller nor any of its Affiliates has received any written notice asserting that any such Patent is invalid, unpatentable or unenforceable;

(vii) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents constituting Material Intellectual Property have been timely paid; and

(viii) the Seller, and each of its attorneys, agents and relevant employees, have met the duty of candor and good faith required under 37 C.F.R. § 1.56, which includes a duty to disclose all information known to that individual to be “material to patentability,” as such is defined in 37 C.F.R. § 1.56, and complied with any analogous Laws outside the United States.

(d) Schedule 4.9(d) of the Disclosure Schedule contains, with respect to the Seller and each of its Affiliates (set for forth on a Person-by-Person basis):

(i) a complete and accurate list of all applied for, issued or registered Patents that is Material Intellectual Property, owned by or licensed to the Seller or any of its Affiliates, including the jurisdiction and patent number;

(ii) a complete and accurate list of all registered or applied for Trademarks that is Material Intellectual Property, owned by or exclusively licensed to the Seller or any of its Affiliates, including the jurisdiction, trademark application or registration number and the application or registration date; and

(iii) a complete and accurate list of all applied for or registered Copyrights that is Material Intellectual Property, owned by or exclusively licensed to the Seller or any of its Affiliates.

Section 4.10 Title to Revenue Participation Right; No Liens. The Seller and/or its Affiliates holds all rights, interests, and title necessary to sell, transfer, assign and convey the Revenue Participation Right to the Buyer. From and after the Effective Date, the Buyer will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Revenue Participation Right and Revenue Payments, in each case free and clear of all Liens (other than the Back-Up Security Interest, which shall be a first priority Lien), other than Permitted Liens. None of the Royalty Collateral (other than the Revenue Participation Right and Revenue Payments, which are covered by the immediately preceding sentence) is subject to, or encumbered by, any Lien other than Permitted Liens. The Seller holds all rights, interests, and title necessary to fully grant or authorize the grant of the Back-Up Security Interest.

Section 4.11 Indebtedness. Schedule 4.11 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller.

Section 4.12 Lien Related Representation and Warranties. The Seller’s exact legal name as of the Effective Date (as defined in Section 9-503 of the UCC) is “scPharmaceuticals Inc.”.

Section 4.13 Brokers’ Fees. Except for TD Securities (USA) LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller or any of its Affiliate who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.14 OFAC; Anti-Terrorism Laws; Anti-Corruption.

(a) Neither the Seller nor any of its Affiliates is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b) Neither the Seller nor any of its Affiliates, nor, to the knowledge of the Seller, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions.

(c) Neither the Seller nor any of its Affiliates, nor, to the knowledge of the Seller, any of their respective directors, officers or employees, directly or indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that as of the Effective Date:

Section 5.1 Power and Authority. The Buyer (i) is duly organized and validly existing under the Laws of its jurisdiction of organization and (ii) has full power, authority and legal right to enter into and perform its obligations under each of the Transaction Documents to which it is a party and to purchase the Revenue Participation Right.

Section 5.2 Authorization. Each Transaction to which the Buyer is a party is within the Buyer’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of its Equity Interests.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each of the other Transaction Documents to which the Buyer is a party when executed and delivered by the Buyer will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.4 Approvals; No Conflicts. None of the execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party or the consummation by the Buyer of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Transaction Documents, (ii) will violate or conflict with (1) any Law, (2) any Organic Document of the Buyer or (3) any Governmental

Approval of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the Buyer’s ability to purchase the Revenue Participation Right or (iii) will violate or result in a default under any material agreement binding upon the Buyer. .

Section 5.5 No Litigation. There is no action, claim, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Authority to which the Buyer is a party that would reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

Section 5.6 Financing. The Buyer has sufficient cash to pay the Upfront Purchase Price on the Effective Date. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.7 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6

NO OTHER REPRESENTATIONS AND WARRANTIES.

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND ANY DOCUMENTS OR INSTRUMENTS DELIVERED HEREUNDER, NONE OF THE PARTIES HERETO MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 7

COVENANTS

Section 7.1 Seller Diligence Requirements. The Seller shall, directly or indirectly through its Affiliates or any Collaboration Partners, use Commercially Reasonable Efforts to conduct its Product Commercialization and Development Activities, to obtain SNDA FDA Approval and to Commercialize the Product within its approved indications for use. In furtherance of the foregoing, the Seller shall, and shall cause its Affiliates and any Collaboration Partners to, use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary to secure and maintain any Product Authorization that is necessary to Commercialize the Product, and the Seller shall not, and shall cause its Affiliates and Collaboration Partners to not, withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Product Authorization for the Product.

Section 7.2 Reporting.

(a) From and after the Effective Date, the Seller shall provide the Buyer promptly following the end of each Calendar Quarter, but in any event no later than the applicable Quarterly Payment Date, a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such same period, (i) the Commercial Updates and (ii) the Intellectual Property Updates. The Seller shall also provide the Buyer with such additional information directly related to the Product as the Buyer may reasonably request from time to time in writing, no more frequently than once per Calendar Quarter, which additional information the Seller may provide orally.

(b) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall provide the Buyer promptly following the end of such Calendar Quarter, but in any event no later than the applicable Quarterly Payment Date, a report (a “Revenue Report”) in form and substance satisfactory to the Buyer setting forth in reasonable detail (i) Net Sales for such Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions from gross sales used to determine Net Sales), and (ii) the calculation of the Revenue Payment payable to the Buyer for the applicable Calendar Quarter, identifying the Products sold by the Seller, its Affiliates and each Collaboration Partner.

(c) The Seller shall prepare and maintain and shall cause its Affiliates to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report. In addition, the Seller shall provide the Buyer with prompt (and in any event within ten (10) Business Days) written notice of any Safety Notices.

Section 7.3 Revenue Payments; Put Option; Call Option; Buy-Out Price.

(a) For each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, the Seller shall pay to the Buyer the Revenue Payment for each such Calendar Quarter promptly, but in any event no later than the applicable Quarterly Payment Date, commencing with the initial Quarterly Payment Date which shall occur on November 29, 2024.

(b) Provided that the Buyer has complied with its obligations under Section 3.3(m) of this Agreement (and, if applicable, any assignee under Section 11.3 has provided the Seller with a valid and properly executed IRS Form W-9 certifying that such assignee is exempt from U.S. federal withholding and backup withholding tax with respect to the Revenue Payments), the Seller shall make all payments required to be made by it to the Buyer pursuant to this Agreement in U.S. dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by the Buyer. For the avoidance of doubt, if the Buyer or the Buyer’s assignee fails to provide an IRS Form W-9, then the Seller shall be entitled to make any deduction or withholding of Taxes from the Revenue Payments that is required by applicable Law and such withheld amount shall for all purposes of this Agreement be treated as paid to and received by the Buyer.

(c) Upon the occurrence of a Put Option Event, the Buyer shall have the right, but not the obligation (the “Put Option”), to require the Seller to repurchase from the Buyer all, but not less than all, of the Revenue Participation Right at the applicable Buy-Out Price therefor. In the event that the Buyer elects to exercise the Put Option, the Buyer shall deliver written notice to the Seller specifying the closing date for the payment of such Buy-Out Price which date shall be three (3) Business Days from such notice date (the “Put Option Closing Date”). On the Put Option Closing Date, the Seller shall repurchase from the Buyer the Revenue Participation Right at the Buy-Out Price then applicable to the Put Option, in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Buyer. Notwithstanding anything to the contrary contained herein, if an Insolvency Event occurs, the Buyer shall be deemed to have automatically elected, immediately prior to the occurrence of such Insolvency Event, to have the Seller repurchase from the Buyer the Revenue Participation Right for the Buy-Out Price applicable to the Put Option in cash and such Buy-Out Price shall be immediately due and payable without any further action or notice by any party. For the avoidance of doubt, the Buyer’s election not to exercise the Put Option with respect to a given Put Option Event will not preclude the Buyer from exercising the Put Option with respect to a continuing or subsequent Put Option Event.

(d) At any time after the Effective Date, the Seller shall have the right, but not the obligation (the “Call Option”), exercisable upon three (3) Business Days’ written notice to the Buyer, to repurchase, all, but not less than all, of the Revenue Participation Right from the Buyer at a repurchase price equal to the Buy-Out Price then applicable to the Call Option. In order to exercise the Call Option, the Seller shall deliver written notice to the Buyer of its election to so repurchase the Revenue Participation Right not less than three (3) Business Days prior to the proposed closing date therefor (such closing date, the “Call Option Closing Date”). On the Call Option Closing Date, the Seller shall repurchase from the Buyer Revenue Participation Right at the Buy-Out Price then applicable to the Put Option, in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Buyer.

Section 7.4 Inspections and Audits of the Seller; Quarterly Meetings.

(a) Upon reasonable prior written notice and during normal business hours, the Buyer may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Seller and subject to confidentiality agreement between the Seller and such public accounting firm reasonably acceptable to the Seller, the Buyer and such independent public accounting firm, of the Seller’s and its Affiliates’ books of account, for the purpose of determining the correctness of any information contained in any Revenue Report or the amount of Revenue Payments made under this Agreement.

(b) Any such inspection and/or audit shall be permitted with respect to the Revenue Report and the Revenue Payments no more frequently than once per Calendar Year for the Seller’s and its Affiliates’ books of account for any period commencing no earlier than January 1st of the third (3rd) full Calendar Year preceding the Calendar Year in which the Buyer submits the written request for such inspection and/or audit; provided that if a Put Option Event has occurred, the Buyer may cause any such inspection and/or audit as often as the Buyer shall determine. In connection with any such inspection and/or audit, upon the Buyer’s request, the Seller and its Affiliates shall exercise any rights it may have under any Out-License relating to the Product to cause an inspection and/or audit by the Buyer’s representatives to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the information contained in the any Revenue Report or the Revenue Payments made under this Agreement.

(c) All of the expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Buyer, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount less than or equal to five percent (5%) of the Revenue Payment actually paid or (ii) the Seller, if the independent public accounting firm determines that the Revenue Payments previously paid were incorrect by an amount of greater than five percent (5%) of the Revenue Payments actually paid. Any such independent public accounting firm shall not disclose to the Buyer the confidential information of the Seller or any counterparty to any Out-License relating to the Product except to the extent such disclosure is either necessary to determine the correctness of a Revenue Payment or otherwise would be included in a Quarterly Report or Revenue Report. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE 9.

(d) Notwithstanding the foregoing, in the event Seller disputes any of the inspection and/or audit results of Section 7.4(a), the parties shall work in good faith to resolve the dispute. If the parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to an independent certified public accounting firm jointly selected by each party’s certified public accountants or to such other Person as the parties shall mutually agree (the “Audit Arbitrator”). The decision of Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the parties consistent with Section 7.4(c). Not later than sixty (60) days after such decision and in accordance with such decision, the audited party shall pay the additional amounts, with interest from the date originally due, or the auditing party shall reimburse the excess payments, as applicable.

(e) At the request of Buyer, the Seller shall hold a conference call with the Buyer at reasonable times to be mutually agreed to with the Buyer to discuss the financial results of operations of the Seller and its Affiliates, the Revenue Report and the commercial efforts of the Seller and its Affiliates and any ongoing business activities related to, directly or indirectly, the Product.

Section 7.5 Intellectual Property Matters.

(a) The Seller shall provide to the Buyer a copy of any written notice received by any Related Party from a Third Party alleging or claiming that the Product Commercialization and Development Activities infringe or misappropriate any Patents or other intellectual property rights of a Third Party, together with copies of material correspondence sent or received by any Related Party related thereto, as soon as practicable and in any event not more than ten (10) Business Days following such delivery or receipt.

(b) The Seller shall promptly inform the Buyer upon filing or otherwise submitting a written claim to a Third Party of any infringement or misappropriation by such Third Party of any Patent or other Intellectual Property owned or controlled by Seller or its Affiliates that relates to the Product Commercialization and Development Activities, or if Seller or its Affiliates receive a written notice from a Third Party alleging that any such Patent or other Intellectual Property owned or controlled by Seller or its Affiliates that directly relates to the Product Commercialization and Development Activities is invalid or unenforceable; provided that, reasonably prior to the Seller’s or any of its Affiliate’s initiating, or permitting a Collaboration Partner to initiate, an enforcement action regarding any suspected infringement or misappropriation by a Third Party of any such Patent or other Intellectual Property owned or controlled by Seller or its Affiliates that directly relates to the Product Commercialization and Development Activities of the Seller and any of its Affiliates, the Seller shall provide the Buyer with written notice of such enforcement action and thereafter shall provide the Buyer with such additional information on a regular basis.

(c) The Seller shall (i) take all actions, and prepare, execute, deliver and file any and all agreements, documents or instruments, that are material or reasonably necessary to preserve diligently or maintain all Patents owned or controlled by Seller or any of its Affiliates that directly relate to the Product Commercialization and Development Activities of the Seller and any of its Affiliates, (ii) diligently defend and enforce all such Patents against infringement or interference by any other Person and against any claims of invalidity or unenforceability thereof, and (iii) diligently defend against any material claim or action by any other Person that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Products infringes on any Intellectual Property rights of any other Person.

(d) If the Seller or any of its Affiliates or Collaboration Partners recovers monetary damages from a Third Party, where such damages, whether in the form of judgment or settlement, result from the infringement by such Third Party of any Patents that directly relate to the Product Commercialization and Development Activities of the Seller and any of its Affiliates, such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller and its Affiliates or Collaboration Partners in bringing such action (including all reasonable attorneys’ fees), and any remaining amounts to which the Seller or any of its Affiliates are entitled will be treated as “Net Sales” hereunder.

Section 7.6 In-Licenses and Intercompany Agreements.

(a) The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or any of its Affiliates, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any In-License. The Seller shall not, and shall cause its Affiliates not to, amend or modify in any material respect, terminate or assign, any In-License that may reasonably materially adversely affect the Buyer’s rights or economic interests under this Agreement.

(b) The Seller shall, or shall cause its Affiliates (as applicable) to, comply in all material respects with its and their obligations under each In-License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten (10) Business Days following the Seller’s or its Affiliate’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer with a copy thereof.

(c) The Seller will, or will cause its Affiliates to, (i) maintain the Permitted Intercompany Agreements in a manner that permits the Seller and its Affiliates to conduct Product Commercialization and Development Activities in accordance with the terms of this Agreement, and (ii) not assign, transfer, terminate, amend or waive any provision of, or otherwise modify, any Permitted Intercompany Agreement in any manner except, in the case of clauses (i) and (ii) above, that would not reasonably be expected to have a Material Adverse Effect, or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law.

Section 7.7 Out-Licenses, Contract Manufacturing Agreements and Material Contracts.

(a) Except for a Permitted License, the Seller shall not, and shall not permit any of its Affiliates to, enter into an Out-License without the Buyer’s prior written consent. The Seller shall notify the Buyer in writing at least three (3) Business Days prior to the issuance of any public announcement regarding a Permitted License, which notice shall include a copy of the draft public announcement.

(b) The Seller shall not, and shall cause its Affiliates not to, (i) amend or modify in any material respect, terminate or assign any Out-License (except for a Permitted License) without obtaining the Buyer’s prior written consent (not to be unreasonably conditioned, withheld or delayed) or (ii) amend, modify, terminate or assign any Contract Manufacturing Agreement pursuant to which commercial manufacturing of the Product is carried out in connection with any Product Commercialization and Development Activities if such amendment, modification, termination or assignment of or to such Contract Manufacturing Agreement would reasonably be expected to have a Material Adverse Effect.

(c) The Seller shall promptly (and in any event within ten (10) Business Days) provide the Buyer with (i) executed copies of each Out-License, and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of an Out-License.

(d) The Seller shall provide the Buyer with prompt (and in any event within ten (10) Business Days) written notice of a breach by a counterparty to any Out-License of its obligations under any Out-License, in each case of which a member of the Seller’s executive or legal team becomes aware.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within ten (10) Business Days) following the termination of any Out-License.

(f) The Seller shall not, and shall not permit any of its Affiliates to, (i) waive, amend, replace or otherwise modify any term or provision of any Material Agreement in any manner that could reasonably be expected to result in a Material Adverse Effect on any Product Commercialization and Development Activities with respect to FUROSCIX, (ii) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or any Material Intellectual Property or (y) take any action that permits any Material Agreement or any Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, in the case of each of clause (x) and (y) hereof, except as could not reasonably be expected to result in a Material Adverse Effect on any Product Commercialization and Development Activities with respect to FUROSCIX, or (iii) waive, amend, terminate, replace or otherwise modify any term or provision of the Credit Agreement, except as permitted pursuant to the Intercreditor Agreement.

Section 7.8 Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by applicable law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

Section 7.9 [Reserved].

Section 7.10 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use, and will cause its respective Affiliates to use, its and their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement.

Section 7.11 Further Assurances. The Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.12 Late Payments. A late fee of the lesser of (i) 2.00% per annum over the Prime Rate, and (ii) the highest rate permitted under applicable law shall accrue on all unpaid amounts with respect to any payment owed by the Seller to the Buyer, including but not limited to any Revenue Payment and, if applicable, the Buy-Out Price, from the date such obligation was due until the date payment is made. The imposition and payment of a late fee shall not constitute a waiver of the rights of the Buyer with respect to such payment default.

Section 7.13 Negative Pledge; Preservation of Assets; Lien Cooperation(g) . The Seller shall not, and shall not permit any of its Affiliates to, and shall not approve, consent to or otherwise enable a Collaboration Partner to, create, incur, assume or suffer to exist any Lien on the Revenue Participation Right, the Revenue Payments, Product Rights, or any other Royalty Collateral except for (i) the Back-Up Security Interest and (ii) as applicable, any Permitted Lien. Notwithstanding anything herein to the contrary, neither the Seller nor any of its Affiliates shall take any actions, fail to take any actions, permit any actions, fail to permit any actions, enter into any contracts or arrangements, or amend, restate, supplement, waive any rights under or otherwise modify any contracts or arrangements in a manner that would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Revenue Participation Right, the Revenue Payments or the Product Commercialization and Development Activities of the Seller and its

Affiliates, with the intent to circumvent the provisions of, or obligations under, this Agreement. For clarity, this Agreement shall not be construed, understood, or interpreted to limit Seller or its Affiliates’ rights to (a) enter into any license or other similar arrangements between the Seller or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which the Seller or any of its Affiliates grants a license, sublicense or other similar rights under any Intellectual Property owned or controlled by the Seller or any of its Affiliates to make, have made, sell, offer for sale, import, use or otherwise exploit (A) Intellectual Property solely related to a product other than the Product in the United States or (B) the Product outside the United States, and (b) enable, permit or grant a Third Party to use or reference the Product Authorization of the Product in the United States for purposes outside of the United States (such actions described in clauses (a) and (b), a “Permitted Business Development Transaction”). The Buyer agrees to cooperate with Seller and its Affiliates to reasonably accommodate any Permitted Business Development Transaction.

Section 7.14 Limitations on Indebtedness. The Seller shall not, and shall not permit any of its Affiliates to, create, incur, assume or suffer to exist any Indebtedness except for Permitted Indebtedness.

ARTICLE 8

INDEMNIFICATION

Section 8.1 General Indemnity. Subject to Section 8.3, from and after the Effective Date:

(a) The Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement or any other Transaction Document (including the Bill of Sale) and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement or any other Transaction Document (including the Bill of Sale); provided that the foregoing shall exclude any indemnification to any Buyer Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party.

(b) The Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any or breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or any other Transaction Document (including the Bill of Sale) or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or any other Transaction Document (including the Bill of Sale); provided that the foregoing shall exclude any indemnification to any Seller Indemnified Party to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party.

Section 8.2 Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or the other Transaction Document (or the Bill of Sale) in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this Section 8.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 8.3 Limitations on Liability. No party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any indirect, consequential, punitive, special or incidental damages, including loss of profits, under this ARTICLE 8 as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE 8) in or pursuant to this Agreement or any other Transaction Document (including the Bill of Sale). Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this ARTICLE 8, for Losses that include any portion of the Revenue Payments that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement or any other Transaction Document (including the Bill of Sale), and such portion of the Revenue Payments shall not be deemed indirect, consequential, punitive, special or incidental damages, including loss of profits, for any purpose of this Agreement or such other Transaction Document (including the Bill of Sale).

Section 8.4 Third Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this ARTICLE 8, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. The Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim. The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as the sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim in compliance with this Section 8.4, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner such Indemnified Party reasonably deems appropriate, (ii) subject to the limitations in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this ARTICLE 8.

Section 8.5 Exclusive Remedy. Except as set forth in Section 11.10, from and after the Effective Date, the rights of the Indemnified Parties pursuant to (and subject to the conditions of) this ARTICLE 8 shall be the sole and exclusive remedy of the Indemnified Parties with respect to any Losses for which indemnification may be sought under this ARTICLE 8, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert any other claim or action in respect of any such Loss. Notwithstanding the foregoing, claims for fraud or willful misconduct shall not be waived or limited in any way by this ARTICLE 8.

Section 8.6 Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE 8 will be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes to the fullest extent permitted by applicable Law, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the US Code.

ARTICLE 9

CONFIDENTIALITY

Section 9.1 Confidentiality. Except as provided in this ARTICLE 9 or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for three (3) years thereafter, each party (the “Receiving Party”) shall (i) keep confidential and shall not publish or otherwise disclose, except as permitted pursuant to Section 9.2, any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), and (i) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((i) and (ii)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.2 Authorized Disclosure.

(a) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation between the parties hereto;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Authority;

(iv) disclosure to its Affiliates and its and its Affiliates’ Representatives; provided that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure;

(v) disclosure to its actual or potential investors, lenders or acquirers, and their respective accountants, financial advisors and other professional representatives, provided that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction or acquisition and that each recipient of Confidential Information must be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement prior to any such disclosure; or

(vi) upon the prior written consent of the Disclosing Party.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.2(a)(ii) or (iii), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Authority; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement.

The Buyer shall not seek, because of, or based upon, any Confidential Information of the Seller, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller to obtain, or seek to obtain, a commercial advantage over the Seller. Without limiting the foregoing, the Buyer shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller provided hereunder.

(b) Either party may disclose Confidential Information to the extent such disclosure is necessary or advisable upon reasonable advice of counsel.

ARTICLE 10

TERMINATION

Section 10.1 Term and Expiration; Surviving Payments. Unless earlier terminated as provided in Section 10.2, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until (and including) the last day of the of the Revenue Payment Term, at which time this Agreement shall automatically terminate, except in each case with respect to any rights or obligations that accrued or arose prior to such termination.

Section 10.2 Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 10.3 Lien Release.

(a) Upon expiration or termination of this Agreement in accordance with its terms and discharge of all obligations of the Seller and its Affiliates under this Agreement (including payment of the Hard Cap or the Buy-Out Price, as applicable), all right, title, and interest in and to the Royalty Collateral shall automatically revert to Seller, and Buyer will have no further rights, title, or interest in the Royalty Collateral.

(b) In the event of a sale, transfer or any other disposition of any Royalty Collateral in a transaction permitted under this Agreement and subject to the terms of any Intercreditor Agreement in effect, all Liens in such Royalty Collateral shall automatically be released.

(c) In connection with any of the foregoing terminations and/or releases, Buyer shall, at the sole cost and expense of Seller, execute and deliver to and authorize the filing by Seller all documents Seller shall reasonably request to evidence such termination and release.

Section 10.4 Survival. Notwithstanding anything to the contrary in this ARTICLE 10, the following provisions shall survive termination of this Agreement: ARTICLE 1; Section 7.4 (Inspections and Audits of the Seller); Section 7.12 (Late Payments); ARTICLE 8 (Indemnification); ARTICLE 9 (Confidentiality); Section 10.1 (Term and Expiration; Surviving Payments); Section 10.4 (Survival); ARTICLE 11 (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 11.1:

If to the Seller, to it at:

scPharmaceuticals Inc.

25 Mall Road, Suite 203

Burlington, MA 01803

Attn: Rachael Nokes

Tel.: (781) 301-6863

Email: [***]

With copies to:

Attn: John Tucker

Email: [***]

and

Latham & Watkins LLP

505 Montgomery St. #2000

San Francisco, CA 94111

Attn: Haim Zaltzman

Tel.: (415) 395-8870

If to the Buyer, to it at:

Perceptive Credit Holdings IV, LP

c/o Perceptive Advisors LLC

51 Astor place, 10th floor

New York, NY 10003

Attn: Sandeep Dixit

Email: [***]; [***]

With copies to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attn: Mark S. Wojciechowski

Email: [***]

Tel.: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (iii) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 11.2 Expenses. Subject to Section 7.4, the Seller agrees to pay or reimburse on demand (i) the Buyer and its respective Affiliates for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of Morrison & Foerster LLP, counsel to the Buyer, the reasonable and documented fees (if necessary) of one local counsel to the Buyer in each relevant material jurisdiction, and one regulatory counsel for the Buyer, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the purchase of the Revenue Participation Right, including post-closing costs, and (y) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Transaction Documents (whether or not consummated); provided that, in the case of such expenses on the Effective Date, the amount of such expenses obligated to be paid by the Seller shall be net of any amounts previously paid by the Seller to the Buyer as a deposit against such fees, costs and expenses and (ii) the Buyer for all of its reasonable and documented out of pocket costs and expenses (including the fees and expenses of reasonably necessary legal counsel) in connection with the enforcement, exercise or protection of its rights in connection with this Agreement and the other Transaction Documents, including their rights under this Section 11.2, or in connection with the purchase of the Revenue Participation Right, including such reasonable and documented out-of-pocket expenses incurred during any negotiations in respect of such Revenue Participation Right and in connection with any enforcement or collection proceedings resulting from the occurrence of Put Option Event.

Section 11.3 Assignment; Transfer Restrictions.

(a) Neither the Seller nor any of its Affiliates shall sell, assign or otherwise transfer, including by asset sale, merger, change of control, operation of law, or otherwise, this Agreement or any portion of the Product Rights to any Person without the prior written consent of the Buyer (not to be unreasonably conditioned, withheld or delayed) except (i) to an Affiliate if such Affiliate transferee agrees in a writing reasonably acceptable to the Buyer that such Affiliate assumes all of the obligations of the Seller to the Buyer under this Agreement and the Seller guarantees the performance of such Affiliate or (ii) to any other Person with which the Seller may merge or consolidate or to which it may sell all or substantially all of its assets or all or substantially all of its assets related to the Product; provided that with respect to clauses (i) and (ii), the assignee under any such assignment agrees in a writing acceptable to the Buyer (x) that it assumes all of the obligations of Seller the Buyer under this Agreement and (y) to otherwise be bound by the terms of the Transaction Documents. For clarity, nothing in this Section 11.3 shall prohibit any Out-Licenses permitted by and entered into in accordance with Section 7.7.

(b) The Buyer may assign this Agreement without the prior written consent of the Seller if the Buyer provides prior written notice to Seller regarding such assignment.

(c) A party assigning this Agreement as set forth in this Section 11.3 will promptly notify the other party of such assignment.

(d) Any purported sale, assignment or transfer in violation of this Section 11.3 shall be null and void.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 11.4 Amendment and Waiver.

(a) This Agreement may be amended, restated, modified or supplemented only in a writing signed by each of the Seller and the Buyer. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 11.5 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

Section 11.6 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in ARTICLE 8.

Section 11.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 11.8 Jurisdiction; Venue.

(A) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE SELLER OR ITS AFFILIATES OR ITS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BUYER AND THE SELLER EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 11.1 HEREOF.

(B) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(C) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 11.9 Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 11.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement or any other Transaction Document and to enforce specifically this Agreement and the other Transaction Documents and the terms and provisions hereof and thereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 11.11 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.12 Relationship of the Parties; Cooperation. The relationship between the Buyer, on the one hand, and the Seller, on the other hand, is solely that of purchaser and seller, and no party hereto has any fiduciary or other special relationship with any other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer, the Seller, or any of their Affiliates as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller acknowledge and agree that the Buyer’s interests hereunder (including the Revenue Participation Right) are not equity interests and that the Buyer shall have the rights of a secured party (as defined in the UCC) with respect to the Revenue Participation Right. The Buyer and the Seller agree to treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right for U.S. federal, state, local and non-U.S. tax purposes, and that they shall not take any position that is inconsistent with this sentence in any filing with any Governmental Authority or any audit or other Tax-related administrative or judicial proceeding unless the other party hereto has consented in writing to such actions or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law. Each of the Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes relating to the Revenue Participation Right. If there is an inquiry by any Governmental Authority of the Buyer or the Seller related to the treatment described in this Section 11.12, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 11.12.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

SCPHARMACEUTICALS INC.

By:	/s/ John Tucker
Name: John Tucker
Title: Chief Executive Officer

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

BUYER

PERCEPTIVE CREDIT HOLDINGS IV, LP

By:	Perceptive Credit Opportunities GP, LLC
Its:	General Partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

[Signature Page to Revenue Participation Right Purchase and Sale Agreement]

Exhibit A

PAYMENT INSTRUCTIONS

[On file with the Buyer]

Exhibit B

FORM OF BILL OF SALE

This BILL OF SALE is dated as of August 9, 2024 (the “Closing Date”) by SCPHARMACEUTICALS INC., a Delaware corporation (the “Seller”), in favor of PERCEPTIVE CREDIT HOLDINGS IV LP, a Delaware limited partnership (the “Buyer”).

RECITALS

WHEREAS, the Seller and the Buyer are parties to that certain Revenue Participation Right Purchase and Sale Agreement, dated as of the Closing Date (the “Purchase and Sale Agreement”), pursuant to which, among other things, the Seller agrees to sell, transfer, convey, assign, contribute and grant to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under the Purchased Assets, for the consideration described in the Purchase and Sale Agreement; and

WHEREAS, the parties hereto now desire to carry out the purposes of the Purchase and Sale Agreement by the execution and delivery of this instrument evidencing the Buyer’s purchase, acquisition and acceptance of the Purchased Assets;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase and Sale Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

The Seller, by this Bill of Sale, does hereby sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Buyer, and the Buyer does hereby purchase, acquire and accept, all of the Seller’s right, title and interest in, to and under the Purchased Assets.

2.	The parties hereto acknowledge that the Buyer is not assuming any of the Excluded Liabilities and Obligations.

3.

The Seller hereby covenants that, at any time or from time to time after the Closing Date, at the Buyer’s reasonable request and without further consideration, the Seller shall execute and deliver to the Buyer such other instruments of sale, transfer, conveyance, assignment, contribution, granting and confirmation, provide such materials and information and take such other actions, each as the Buyer may reasonably deem necessary to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Buyer, and to confirm the Buyer’s title to, the Purchased Assets and to put the Buyer in actual possession of such Purchased Assets and assist the Buyer in exercising all rights with respect thereto.

4.

This Bill of Sale shall be binding upon and inure to the benefit of the Seller, the Buyer and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Buyer.

5.

THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

6.

This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

7.	The following terms as used herein shall have the following respective meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to the Buyer, an “Affiliate” shall include any Related Fund of the Buyer.

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York City time on the last day of March, June, September, or December, respectively.

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means, whether registered or unregistered, all copyrights (including with respect to published and unpublished works of authorship, software, website and mobile content, data, databases and other compilations of information), copyright registrations and applications for copyright registrations, including all renewals, restorations, reversions and extensions thereof, moral rights, common law rights and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Excluded Liabilities and Obligations” means any liability or obligation of the Seller or its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter.

“Intellectual Property” means all intellectual property or proprietary rights anywhere in the world, including any rights in or to Patents, Trademarks, Copyrights and Technical Information, in each case, whether registered or not, U.S. or non-U.S., including, without limitation, all of the following:

(a) applications, registrations amendments and extensions relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statutes, treaties, rules, regulations, ordinances, codes or administrative or judicial precedents or authorities, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Net Sales” means, for any period, without duplication:

(a) (i) aggregate amounts invoiced, billed or otherwise recorded for sales of FUROSCIX by the Seller and its Affiliates and (ii) royalties received by the Seller or any of its Subsidiaries from all licensing partners on the worldwide sales of FUROSCIX (but excluding any one-time developmental, regulatory and/or commercial milestones), which in each case shall be calculated in accordance with GAAP; less, without duplication

(b)(i) all normal and customary discounts of any type or nature (such as cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers; (ii) chargebacks, credits or allowances (including those granted on account of price adjustments, co-pay programs, billing errors, damaged goods, rejections, outdated or returns of FUROSCIX, (including returned in connection with recalls or withdrawals)); (iii) government mandated rebates and other rebates, credits, allowances, fees, reimbursements and other payments customarily given to wholesalers and other distributors (including retailers), buying groups or other institutions; (iv) taxes or duties levied on, absorbed or otherwise imposed on sale of FUROSCIX, including value-added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the third party), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each case as adjusted for rebates and refunds; (v) freight, postage, shipping, insurance costs and third party distribution costs and expenses; (vi) allowances for uncollectible accounts accrued in the ordinary course of business; provided however, that if such amounts due under previously uncollectible accounts, such amounts recovered shall be included in Net Sales; and (vii) customs duties and other governmental charges incurred for exportation or importation of FUROSCIX. Net Sales shall exclude any sales or transfers (a) not billed in arms-length transactions to third parties or (b) where FUROSCIX is transferred to third parties for research and trials, samples, compassionate sales or use, or a patient assistance program when the consideration received by Seller or any of its Subsidiaries, licensees or sublicensees is less than the average cost of FUROSCIX plus ten percent (10%).

“Patents” means all provisional patent applications, patents and patent applications in any form in any worldwide jurisdiction, including but not limited to reissues, reexaminations, oppositions, divisions, continuations, renewals, extensions, and continuations in part thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Product” means (i) FUROSCIX, and (ii) any current or future pharmaceutical or biological product developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by the Seller or any of its Affiliates, including any such product in development or which may be developed.

“Product Authorizations” means any and all Governmental Approvals, whether U.S. or non-U.S. (including all applicable NDAs, INDs, supplements, amendments, of any Regulatory Authority), in each case, necessary to be held or maintained by, or for the benefit of, the Seller or any of its Affiliates for the research, development, ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, testing, manufacture, formulation, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Seller or any of its Affiliates that are necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) brand materials and packaging, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information and (ii) clinical data, information included or supporting any Product Authorization, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records, except for any such records and related information that are covered by attorney-client privilege; and (iv) all other information, techniques and know-how used in connection with the Product Commercialization and Development Activities for any Product.

“Purchased Assets” means the Revenue Participation Right.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight under applicable Laws with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Commercialization and Development Activities relating to any Product of any of the Seller or its Affiliates, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Fund” means, with respect to the Buyer, any fund which is managed or advised by the same investment manager or investment adviser as the Buyer or, if it is managed by a different investment manager or investment adviser, a Fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the Buyer.

“Revenue Participation Right” means the right to receive payment in full of all Revenue Payments due and payable hereunder, and an undivided ownership interest in all Net Sales occurring from and after the Closing Date, including all accounts (as defined in the UCC), general intangibles (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, in connection with or arising from such Net Sales, and all proceeds thereof.

“Revenue Payment” means for each Calendar Quarter occurring (in whole or in part) during the Revenue Payment Term, an amount payable to the Buyer equal to the product of (i) Net Sales during such Calendar Quarter (or, for any Calendar Quarter occurring in part during the Revenue Payment Term, Net Sales for the calendar days falling within the Revenue Payment Term during such Calendar Quarter) and (ii) the Applicable Tiered Percentage.

“Technical Information” means all Product Related Information and, with respect to any Products or Product Commercialization and Development Activities, all related know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, Invention disclosures, all documented research, developmental, demonstration or engineering work, algorithms, concepts, data, databases, designs, discoveries, methods, processes, protocols, chemistries, compositions, show-how, specifications for Products, techniques, technology, and all improvements thereof and thereto, and all other technical data and information related thereto.

“Trademarks” means all trade names, trademarks and service marks, monograms, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“UCC” means the Uniform Commercial Code in the State of New York; provided that, if with respect to any financing statement or by reason of any provisions of law, the perfection, priority or the effect of perfection, priority or non-perfection of the security interests granted to the Buyer pursuant to the Purchase and Sale Agreement is governed by the Uniform Commercial Code in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code in such other jurisdiction for purposes of the provisions of the Purchase and Sale Agreement and any financing statement relating to such perfection, priority or effect of perfection, priority or non-perfection.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER

SCPHARMACEUTICALS INC.

By:	/s/ John Tucker
Name: John Tucker
Title: Chief Executive Officer

BUYER

PERCEPTIVE CREDIT HOLDINGS IV, LP

By:	Perceptive Credit Opportunities GP, LLC
Its:	General Partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Exhibit C

PERMITTED INTERCOMPANY AGREEMENTS

None.

Exhibit D

PRODUCTS

1.

FUROSCIX for the treatment of congestion due to fluid overload in adults with NYHA Class II/III chronic heart failure. FUROSCIX is a single-dose prefilled cartridge co-packaged with a single-use, on-body infusor. The single-dose prefilled cartridge contains 80 mg per 10 mL sterile, clear to slightly yellow, and non-pyrogenic furosemide solution. The pH of FUROSCIX, 7.4, differs from that of Furosemide Injection, USP.

2.	Development of a pharmaceutical formulation including 80mg/mL furosemide and at least another active ingredient, including a solubility enhancer, is in process.

3.	Development of an autoinjector that will administer the above 80mg furosemide formulation in a single injection is in process.

Exhibit E

SCPHARMACEUTICALS INC.

[FORM OF] OFFICER’S CERTIFICATE

[•], 2024

Reference is made to [(i) that certain Credit Agreement and Guaranty (the “Credit Agreement”), dated as of the date hereof, by and among scPharmaceuticals Inc., a Delaware corporation (the “Company”), as borrower, the entities from time to time party thereto as lenders and Perceptive Credit Holdings IV, LP, as administrative agent for (and on behalf of) the lenders party thereto (in such capacity, the “Agent”), and (ii)]1 that certain Revenue Participation Right Purchase and Sale Agreement (the “Royalty Agreement”), dated as of the date hereof, by and among the Company, as seller, and the Agent, as buyer. This certificate is delivered pursuant to [Section 6.01(b) of the Credit Agreement and] Section 3.3(b) of the Royalty Agreement. Capitalized terms used herein but otherwise not defined shall have the meanings ascribed to them in the [Credit Agreement or] Royalty Agreement[, as applicable].

The undersigned, a Responsible Officer of the Company, solely in his capacity as President and Chief Executive Officer of the Company, and not in his individual capacity, hereby certifies that:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the second amended and restated certificate of incorporation of the Company dated as of November 21, 2017, including all amendments, modifications and restatements thereto (the “Charter”), as in full force and effect on the date hereof and certified by the Secretary of State of the State of Delaware, and no further amendment, modification or rescission of such Charter has been authorized by the Company.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the amended and restated bylaws (the “Bylaws”) of the Company, including all amendments, modifications and restatements thereto, as in full force and effect on the date hereof, and no further amendment, modification or rescission of Bylaws has been authorized by the Company.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions approving and authorizing (subject in all respect to the terms set forth therein) the [execution and delivery by the Company of the Credit Agreement, the Royalty Agreement and the related documents in connection therewith and] performance of its obligations [thereunder] [under the Royalty Agreement], duly adopted by the board of directors of the Company as required by law and by the Bylaws, which resolutions are in full force and effect, without amendment, modification or rescission, on the date hereof.

4. The Company is organized, duly qualified to do business and is in good standing in the State of Delaware, as evidenced by the Certificate of Good Standing attached hereto as Exhibit D.

5. The individuals named on the attached Exhibit E are duly elected (or appointed), qualified and acting officers of the Company, hold the offices set forth opposite their names, and the signatures written opposite the names and titles of such officers are their true, correct and genuine signatures.

[Signature page follows]

[1]	NTD: Credit Agreement references to be included for the Officer’s Certificate delivered on the Effective Date.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first set forth above.

By:
Name:	John Tucker
Title:	President and Chief Executive Officer

I, Rachael Nokes, do hereby certify on behalf of the Company, solely in my capacity Chief Financial Officer, and not in an individual capacity, that John Tucker is the duly appointed and incumbent President and Chief Executive Officer of the Company as of the date hereof, and the signature above is his genuine signature.

By:
Name:	Rachael Nokes
Title:	Chief Financial Officer